                           STOCK PURCHASE AGREEMENT


                                 By and Among


                           QUESTRON TECHNOLOGY, INC.


                                      and


                THE SHAREHOLDERS OF CALIFORNIA FASTENERS, INC.
                         LISTED ON SCHEDULE 1.1 HERETO








                          Dated as of August 29, 1997

                               TABLE OF CONTENTS
                                                                           PAGE
ARTICLE 1            SALE AND PURCHASE OF SHARES..............................1
---------            ---------------------------
Sec.  1.1.           Sale of Shares...........................................1
Sec.  1.2.           Purchase Consideration and Payment for Shares............1
Sec.  1.3.           Transactions on the Closing Date.........................2
Sec.  1.4.           Payment of 1997 Deferred Purchase Price..................3
Sec.  1.5.           Payment of 1998 Deferred Purchase Price..................3
Sec.  1.6.           Restricted Securities....................................3
ARTICLE 2            CLOSING AND TERMINATION..................................4
---------            -----------------------
Sec.  2.1.           Closing..................................................4
Sec.  2.2.           Termination..............................................4
ARTICLE 3            REPRESENTATIONS AND WARRANTIES OF SELLERS................4
---------            -----------------------------------------
Sec.  3.1.           Due Execution............................................4
Sec.  3.2.           Corporate Organization and Authority of Company..........5
Sec.  3.3.           Certificate of Incorporation; By-laws....................5
Sec.  3.4.           Subsidiaries and Equity Investments......................5
Sec.  3.5.           Ownership of Shares......................................5
Sec.  3.6.           Capitalization...........................................5
Sec.  3.7.           No Violation.............................................6
Sec.  3.8.           Litigation...............................................6
Sec.  3.9.           Personal Property........................................7
Sec.  3.10.          Real Property............................................7
Sec.  3.11.          Financial Statements.....................................7

Sec.  3.12.          Books and Records........................................8
Sec.  3.13.          Tax Matters..............................................8
Sec.  3.14.          Employee Matters........................................10
Sec.  3.15.          Intellectual Property...................................13
Sec.  3.16.          Accounts Receivable.....................................13
Sec.  3.17.          Inventory...............................................13
Sec.  3.18.          No Material Change......................................13
Sec.  3.19.          Absence of Change or Event..............................14
Sec.  3.20.          Compliance with Law.....................................15
Sec.  3.21.          Contracts and Commitments...............................15
Sec.  3.22.          Insurance...............................................16
Sec.  3.23.          Affiliate Interests.....................................16
Sec.  3.24.          Customers, Suppliers, Distributors, Etc.................17
Sec.  3.25.          Absence of Questionable Payments........................17
Sec.  3.26.          Investment Intent.......................................17
Sec.  3.27.          Disclosure..............................................18
ARTICLE 4            REPRESENTATIONS AND WARRANTIES OF QUESTRON .............18
---------            -------------------------------------------
Sec.  4.1.           Organization............................................18
Sec.  4.2.           Corporate Authority.....................................18
Sec.  4.3.           No Violation............................................18
Sec.  4.4.           Investment Intent.......................................19
Sec.  4.5.           Due Execution...........................................19

ARTICLE 5            CERTAIN COVENANTS AND AGREEMENTS OF SELLERS AND
---------            -----------------------------------------------
                     QUESTRON................................................19
Sec.  5.1.           Conduct of Business Prior to the Closing Date...........19
Sec.  5.2.           Tax Covenants...........................................20
Sec.  5.3.           Expenses and Finder's Fees..............................22
Sec.  5.4.           Access to Information and Confidentiality...............22
Sec.  5.5.           No Solicitation.........................................23
Sec.  5.6.           Press Releases..........................................23
Sec.  5.7.           Transitional Assistance.................................23
Sec.  5.8.           Conditions..............................................23
ARTICLE 6            CONDITIONS PRECEDENT OF QUESTRON........................24
---------            --------------------------------
Sec.  6.1.           Representations and Warranties..........................24
Sec.  6.2.           Due Diligence...........................................24
Sec.  6.3.           Opinion of Counsel......................................24
Sec.  6.4.           No Actions..............................................24
Sec.  6.5.           Consents................................................24
Sec.  6.6.           Employment Agreements...................................24
Sec.  6.7.           Outstanding Shareholder Loans...........................25
Sec.  6.8.           Financing...............................................25
Sec.  6.9.           Z Group.................................................25
Sec.  6.10.          Financial Statements....................................25
Sec.  6.11.          Minimum Net Worth.......................................25
Sec.  6.12.          Material Adverse Change.................................25

Sec.  6.13.          Cancellation of Agreements..............................25
ARTICLE 7            CONDITIONS PRECEDENT OF SELLERS.........................25
---------            -------------------------------
Sec.  7.1.           Representations and Warranties..........................25
Sec.  7.2.           No Actions..............................................26
Sec.  7.3.           Consents................................................26
Sec.  7.4.           Employment Agreements...................................26
Sec.  7.5.           Opinion of Counsel......................................26
ARTICLE 8            INDEMNIFICATION.........................................26
---------            ---------------
Sec.  8.1.           Indemnification by Sellers..............................26
Sec.  8.2.           Indemnification by Questron.............................27
Sec.  8.3.           Limitation on Liability.................................28
Sec.  8.4.           Adjustment to 1998 Deferred Purchase Price..............28
ARTICLE 9            SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
---------            -------------------------------------------
                     COVENANTS...............................................30
Sec.  9.1.           Representations, Warranties and Covenants...............30
ARTICLE 10           NON-COMPETITION BY SELLERS AND NO SOLICITATION..........30
----------           ----------------------------------------------
Sec.  10.1.          Non-Compete; Non-Solicitation...........................30
Sec.  10.2.          Remedies................................................30
ARTICLE 11           MISCELLANEOUS...........................................30
----------           -------------
Sec.  11.1.          Cooperation.............................................30
Sec.  11.2.          Waiver..................................................30
Sec.  11.3.          Notices.................................................31
Sec.  11.4.          Governing Law and Consent to Jurisdiction; Dispute
                     Resolution..............................................32
Sec.  11.5.          Counterparts............................................32

Sec.  11.6.          Headings; Schedules.....................................32
Sec.  11.7.          Entire Agreement........................................32
Sec.  11.8.          Amendment and Modification..............................32
Sec.  11.9.          Binding Effect; Benefits................................32
Sec.  11.10.         Assignability...........................................33

                                   SCHEDULES
1.1                  Sellers' % Ownership of the Company......................1
3.4                  Subsidiaries and Equity Investments......................5
3.6                  Capitalization of Subsidiaries...........................5
3.8                  Litigation...............................................6
3.9                  Personal Property........................................7
3.10                 Real Property............................................7
3.14                 Employee Matters........................................10
3.15                 Intellectual Property...................................13
3.17                 Inventory...............................................13
3.19                 Change or Event.........................................14
3.20                 Non-Compliance with Law.................................15
3.21                 Contracts and Commitments...............................15
3.22                 Insurance...............................................16
3.23                 Affiliate Interests.....................................17
3.24                 10 Largest Customers of the Company, by Dollar Volume...17
3.25                 Questionable Payments...................................17

                                   EXHIBITS

A - 1                Employment Agreement of Doug Zadow......................25
A - 2                Employment Agreement of Terry Bastian...................25

        STOCK PURCHASE AGREEMENT dated as of August 29, 1997 (herein,together with the Schedules and Exhibits attached hereto, referred to as the "Agreement") by and among Questron Technology, Inc., a Delaware corporation ("Questron"), and the shareholders of California Fasteners, Inc., a California corporation (the "Company"), listed on Schedule 1.1 ("Sellers").


                             W I T N E S S E T H :

     WHEREAS, Sellers are the beneficial and record holders of all of the shares of capital stock of the Company (the "Shares"); and

     WHEREAS, Sellers wish to sell and Questron wishes to purchase the Shares upon the terms and subject to the conditions contained in this Agreement.

     NOW, THEREFORE, in reliance upon the representations and warranties made herein and in consideration of the mutual agreements herein contained, the parties agree as follows:


                                   ARTICLE 1

                          SALE AND PURCHASE OF SHARES

     1.1 Sale of Shares. At the Closing provided for in Section 2.1, each Seller shall sell to Questron (or in Questron's sole discretion, any subsidiary of Questron) the Shares beneficially owned by such Seller as set forth in Schedule 1.1, and Questron shall purchase such Shares for the aggregate purchase consideration specified in Section 1.2.

     1.2 Purchase Consideration and Payment for Shares. Questron shall acquire 100% of the issued and outstanding stock of the Company for a total purchase price up to $14,930,000, which will consist of the Initial Purchase Price, the 1997 Deferred Purchase Price, and the 1998 Deferred Purchase Price, as defined below.

        (a) Initial Purchase Price. The "Initial Purchase Price" will equal $11,430,000 payable as follows: (i) wire transfers (or certified checks) in an aggregate amount equal to $5,810,000, subject to a dollar for dollar reduction to the extent net worth as of the Effective Date is less than $2,300,000 (the "Initial Cash Consideration"); (ii) assumption of the net debt (stated debt excluding any payables or debts owed by the Company to the Sellers or any affiliate of the Sellers net of cash and cash equivalents) of the Company ("Net Debt"); (iii) payment to Don E. Bastian the amount of $1,580,000 (the "Bastian Payment") in exchange for a non-compete agreement and satisfaction of all other obligations of the Company to Don E. Bastian, including obligations outstanding pursuant to the Consulting Agreement dated May 1, 1995, a copy of which has been previously furnished as a part of Schedule 3.14; and (iv) delivery of shares of

Questron's common stock ("Initial Questron Common Stock"), the value of which shall amount to the Initial Purchase Price less: (x) the Initial Cash Consideration; (y) the Net Debt; and (z) the Bastian Payment. A portion of the Initial Questron Common Stock issued to Sellers pursuant to this Section 1.2(a) having an aggregate value of $790,000 will include an option to sell such Initial Questron Common Stock to Questron on a monthly basis in the following manner ("Serial Puts"): (x) for the period October 1, 1997 through March 31, 1998, $55,714.29 per month, and (y) for the period May 1, 1998 through August 31, 2002, $7,547.17 per month. The number of shares of Initial Questron Common Stock to be delivered at the Closing and/or at the time any Serial Put is exercised will be based on a market price of the Questron common stock equal to $6.275.

        (b) 1997 Deferred Purchase Price. The "1997 Deferred Purchase Price" will be an amount equal to EBIT (as defined below) for the three Company branches located in Anaheim, Phoenix and San Diego (the "Branches") in excess of $1,000,000 (up to a maximum of any reduction in the Initial Cash Consideration pursuant to Section 1.2(a)(i) above) for the four month period from September through December of 1997. The 1997 Deferred Purchase Price shall be payable by wire transfers or certified checks ("1997 Deferred Cash Consideration").

        (c) 1998 Deferred Purchase Price. The "1998 Deferred
Purchase Price" will be an amount equal to EBIT (as defined below) for the Branches (up to a maximum of $3,500,000) for the year ended December 31, 1998. The 1998 Deferred Purchase Price shall be payable as follows: (i) delivery by wire transfers (or certified checks) of an aggregate amount equal to 50% of the 1998 Deferred Purchase Price up to $1,750,000 (the "1998 Deferred Cash Consideration"); and (ii) delivery of shares of Questron common stock ("Deferred Questron Common Stock"), the value of which shall equal 50% of the 1998 Deferred Purchase Price up to $1,750,000. The number of shares to be delivered will be based on the market price of the Deferred Questron Common Stock, which will be determined based on the average closing market price for the Questron common stock for the five (5) trading days ending on the third
(3rd) trading day immediately prior to the date of payment of the 1998 Deferred Purchase Price.

        (d) Definition of EBIT. For purposes of this Section 1.2, "EBIT" shall mean the aggregate earnings before interest, income taxes, amortization of goodwill, and the allocation of corporate expenses associated with the Branches. EBIT shall be calculated in accordance with generally accepted accounting principles, consistently applied. EBIT shall be determined by Questron and reviewed by Questron's independent public accountants.

        (e) Adjustment to 1998 Deferred Purchase Price. The 1998 Deferred Purchase Price shall be subject to the adjustments set forth in Section 8.4.

     1.3 Transactions on the Closing Date.

        (a) At the Closing, Sellers will deliver to Questron the following:

          (i) stock certificates, in form suitable for transfer, registered in the name of each Seller, evidencing the number of Shares set forth opposite such Seller's name on Schedule 1.1, endorsed in blank or with an executed blank stock transfer power attached, and with any necessary stock transfer tax stamps attached thereto;

          (ii) all stock certificates, stock books, stock transfer ledgers, minute books and the corporate seals of the Company;

          (iii) resignations of all of the directors and officers of the Company;

          (iv) duly executed signature cards for all bank accounts of the Company which are necessary to establish Questron's designees as the authorized signatories for such accounts; and

          (v) each of the certificates and documents contemplated by Article 6.

        (b) At the Closing, Questron will deliver to Sellers the following:

          (i) the Initial Cash Consideration;

          (ii) the shares representing the Initial Questron Common Stock including the Serial Puts; and

          (iii) each of the certificates and documents contemplated by
     Article 7.

     1.4 Payment of 1997 Deferred Purchase Price. Subject to the terms of
Section 1.2(b) above, on or before April 1, 1998, Questron will deliver to Sellers the following:

          (i) the 1997 Deferred Cash Consideration; and

          (ii) a certificate of Questron setting forth its calculation of EBIT accompanied by a report thereon by Questron's independent public accountants covering their review of such calculation.

     1.5 Payment of 1998 Deferred Purchase Price. Subject to the terms of
Section 1.2(c) above, on or before April 15, 1999, Questron will deliver to Sellers the following:

          (i) the 1998 Deferred Cash Consideration;

          (ii) the shares representing the Deferred Questron Common Stock; and

          (iii) a certificate of Questron setting forth its calculation of EBIT accompanied by a report thereon by Questron's independent public accountants covering their review of such calculation.

     1.6 Restricted Securities. The shares representing the Initial
Questron Common Stock and the Deferred Questron Common Stock shall be restricted securities under Rule 144 of the Securities Act of 1933, will not have been registered under said act and may not be resold absent such registration or unless an exception from registration is available and the Certificates evidencing such shares shall bear an appropriate legend restricting transfers under said act.

                                   ARTICLE 2

                            CLOSING AND TERMINATION

     2.1 Closing. The closing of the transactions provided for in Section
1.3 above (the "Closing") will take place at the offices of Gould & Wilkie, One Chase Manhattan Plaza, New York, N.Y. 10005, at 10:00 A.M. (local time) on or about September 8, 1997 (the "Closing Date"), or at such other place, time and date as may be agreed upon by Questron and the Sellers. The effective date of the Closing shall be August 31, 1997 (the "Effective Date").

     2.2 Termination. Anything contained in this Agreement other than in this Section 2.2 to the contrary notwithstanding, this Agreement may be terminated in writing at any time on or prior to the Closing:

          (a) without liability on the part of any party hereto (unless occasioned by reason of a breach by any party hereto of any of its representations, warranties or obligations hereunder) by mutual written consent of Questron and the Sellers;

          (b) without liability on the part of any party hereto (unless occasioned by reason of a breach by any party hereto of any of its representations, warranties or obligations hereunder) by either Questron or Sellers, if the Closing shall not have occurred on or before October 31, 1997 (or such later date as may be agreed upon in writing by the parties hereto);

          (c) by Questron, if any Seller shall breach any of its representations, warranties or obligations hereunder and such breach shall not have been cured or waived or Sellers shall not have provided reasonable assurance that such breach will be cured on or before the Closing Date; or

          (d) by the Sellers, if Questron shall breach any of its representations, warranties or obligations hereunder and such breach shall not have been cured or waived or Questron shall not have provided reasonable assurance that such breach will be cured on or before the Closing Date.


                                   ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF SELLERS

     Each Seller jointly and severally represents and warrants to Questron that:

     3.1 Due Execution. This Agreement has been, and the Employment Agreements (as hereinafter defined) will be as of the Closing Date, duly executed and delivered by the Company and each Seller, and (assuming due execution and delivery by Questron) this Agreement and the Employment Agreements will constitute valid and binding obligations of the Company and the Sellers, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

     3.2 Corporate Organization and Authority of Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to carry on its business as now being conducted and to own its properties and is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which it is required to be so licensed or so qualified, except where the failure to be so licensed or so qualified would not have a material adverse effect on the financial condition, assets, liabilities (contingent or otherwise), results of operations or business (a "Material Adverse Effect") of the Company.

     3.3 Certificate of Incorporation; By-laws. Sellers have heretofore delivered to Questron complete and correct copies of the articles of incorporation and by-laws of the Company as currently in effect.

     3.4 Subsidiaries and Equity Investments. Except as set forth on
Schedule 3.4, the Company has no subsidiaries and does not own, directly or indirectly, any investments, capital stock or other equity or ownership interests in any other corporations or business enterprises and is not a partner in any partnership or a co-venturer in any joint venture or other business enterprise. The term "subsidiary" means any corporation or other entity of which the Company, directly or indirectly, owns or controls capital stock or ownership interests representing either (i) more than fifty percent (50%) of the general voting power under ordinary circumstances of such corporation or entity, or (ii) if an entity other than a corporation, more than fifty percent (50%) of the economic interest therein. Each subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction set forth on Schedule 3.4 and has all requisite corporate power and authority to carry on its business as now being conducted and to own its properties and is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which it is required to be so licensed or qualified, except when the failure to be so licensed or so qualified would not have a Material Adverse Effect on such subsidiary.

     3.5 Ownership of Shares. Each Seller is the lawful record and beneficial owner of that number of Shares set forth opposite his name on
Schedule 1.1 which represent all of the issued and outstanding shares of the Company's capital stock. Each Seller owns the Shares set forth opposite his name on Schedule 1.1 free and clear of all pledges, liens, charges, encumbrances, easements, security interests, claims, options and restrictions of every kind ("Encumbrances"), except for restrictions on transfer generally applicable under federal and state securities laws. Upon the delivery of the Shares in the manner contemplated under Section 1.3, Sellers will transfer to Questron valid record and beneficial title to such Shares, free and clear of all Encumbrances, except for restrictions on transfer generally applicable under federal and state securities laws. The Company is the lawful record and beneficial owner of all of the issued and outstanding capital stock of each subsidiary listed on Schedule 3.4.

     3.6 Capitalization. The authorized capital of the Company consists of 7,500 shares of common stock, par value $10.00 per share (the "Common Stock"), of which 1,932 shares are issued and outstanding and the authorized, issued and outstanding capital of each subsidiary is as set forth on Schedule 3.6. No other class of capital stock or other ownership interests of the Company or any subsidiary is authorized, issued, reserved for issuance or outstanding. All such issued and outstanding shares have been duly authorized and are validly issued, fully paid and nonassessable. No shares (including, without limitation, the Shares), and no options, warrants or other rights, agreements, commitments or arrangements of any kind to acquire shares, were issued in violation of (x) any preemptive or other rights, or (y) any provision of any contract, agreement or arrangement of any kind. Except as set forth on Schedule 3.6 , there are no outstanding options, warrants, subscriptions, unsatisfied preemptive rights, calls or other rights, agreements, commitments or arrangements of any kind to acquire any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock of the Company or any subsidiary or any security of any kind convertible into or exchangeable for any such capital stock. Except as set forth on Schedule 3.6, there are no voting trusts, shareholder agreements, proxies or other agreements relating to the voting, purchase or sale of capital stock (i) between or among the Company and any of its shareholders, and (ii) between or among any of the Company's shareholders. There is no outstanding bond, debenture, note or other indebtedness of the Company having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matter on which shareholders of the Company or any subsidiary may vote.

     3.7 No Violation. Neither Sellers nor the Company are subject to or bound by any provision of:

          (a) any law, statute, rule, regulation or judicial or administrative decision,

          (b) (in the case of the Company) its articles of incorporation or by-laws,

          (c) any contract, mortgage, deed of trust, lease, note, shareholders' agreement, proxy, bond, indenture, other instrument or agreement, license, permit, trust, custodianship or other restriction, or

          (d) any consent, judgment, order, writ, award, injunction or decree of any court, governmental or regulatory body, administrative agency or arbitrator,

that would conflict with, prevent or be violated by or that would result in the creation of any Encumbrance as a result of, or under which there would be a default or right of termination, amendment, acceleration, revocation, cancellation or suspension as a result of, the execution, delivery and performance by Seller of the Agreements to which such Seller is a party and the consummation of the transactions contemplated thereby. No consent, order, license, permit, approval or authorization of or declaration, notice or filing with any individual, corporation, partnership, limited liability company, trust or unincorporated organization or any government or any agency or political subdivision thereof (a "Person") is required for the valid execution, delivery and performance by any Seller of the Agreements to which such Seller is a party and the consummation of the transactions contemplated thereby.

     3.8 Litigation. Except as set forth on Schedule 3.8, there is (i) no outstanding consent, order, judgment, injunction, award or decree of any court, governmental or regulatory body, administrative agency or arbitrator against or involving the Company (including its subsidiaries), any of its officers or directors as such or any Seller in its capacity as a shareholder of the Company, (ii) no action, suit, dispute or governmental, administrative, arbitration or regulatory proceeding pending or, to Sellers' knowledge, threatened against the Company (including its subsidiaries) or any Seller in its capacity as a shareholder of the Company, and (iii) to Sellers' knowledge, no investigation pending or threatened against or relating to the Company (including its subsidiaries), any of its officers or directors as such or any Seller in its capacity as a shareholder (collectively, "Proceedings").

     3.9 Personal Property. (a) Schedule 3.9 sets forth (i) the tangible physical assets of the Company and its subsidiaries as of the date of this Agreement that do not constitute real property (including machinery, equipment, tools, dies, furniture, furnishings, leasehold improvements, software, vehicles, buildings and fixtures) and that have a book value or replacement value in excess of $50,000 per item or per category of items and the location by address of such items; (ii) individual refundable deposits in excess of $10,000 or $25,000 in the aggregate; and (iii) all outstanding loans or advances made by the Company or any subsidiary to any Person in excess of $20,000.

     (b) Except as set forth on Schedule 3.9, each of the Company and its subsidiaries has good and valid title to all of its material properties and assets that do not constitute real property, free and clear of all Encumbrances. Except as set forth on Schedule 3.9, each of the Company and its subsidiaries owns, has valid leasehold interests (pursuant to leases disclosed in such Schedule) in or valid contractual rights pursuant to contracts disclosed in such Schedule (or not required to be disclosed therein due to the dollar threshold set forth in Section 3.21(a)(i)) to use, all of the material assets, tangible and intangible, currently used by, or necessary for the present conduct of the business of, the Company.

     3.10 Real Property. (a) Schedule 3.10 sets forth each and every parcel of real property or interest in real estate held under a lease or used by the Company and its subsidiaries (the "Real Property"). The Company and its subsidiaries do not own any real property or interest (other than the leasehold interests referenced on such Schedule) in real estate. Sellers have heretofore delivered to Questron complete and correct copies of each and every lease and all documents relating thereto, including any amendments thereto and any assignment thereof.

     (b) Except as set forth in Schedule 3.10, with respect to the Real Property designated as "leased property" in Schedule 3.10, each of the Company and its subsidiaries is in peaceful and undisturbed possession of the space and/or estate under each lease under which it is a tenant, and there are no defaults by it as tenant thereunder; and the Company has good and valid rights of ingress and egress to and from all the Real Property from and to the public street systems.

     3.11 Financial Statements. (a) Sellers have heretofore furnished
Questron with copies of the following consolidated financial statements of the Company and its subsidiaries: (i) unaudited balance sheets as at August 31 for each of 1994, 1995 and 1996, respectively; (ii) unaudited statements of operations and retained earnings and unaudited statements of cash flows for each of the years then ended; (iii) an unaudited balance sheet (the "Reference Balance Sheet") as at June 30, 1997 (the "Reference Balance Sheet Date"); and
(iv) an unaudited statement of operations and retained earnings (the "Reference Income Statement") and an unaudited statement of cash flows for the ten month period then ended. Except as noted therein and except for normal year-end adjustments with respect to the partial year financial statements, all such financial statements are complete and correct, were prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods indicated and present fairly the financial position of the Company at such dates and the results of its operations and cash flows for the periods then ended, subject to such inaccuracies, if any, which are not material in nature or amount.

     (b) There are no liabilities, debts, obligations or claims against the Company or any of its subsidiaries of any nature (accrued, absolute or contingent, unasserted or otherwise), except (i) as and to the extent reflected or reserved against on the Reference Balance Sheet; (ii) specifically described and identified as an exception to this paragraph in any of the Schedules delivered to Questron pursuant to this Agreement; (iii) incurred since the Reference Balance Sheet Date in the ordinary course of business consistent with prior practice; or (iv) open purchase or sales orders or agreements for delivery of goods and services in the ordinary course of business consistent with prior practice.

     3.12 Books and Records. (a) Sellers have made and will make available for inspection by Questron all the books of account relating to business of the Company and its subsidiaries. Such books of account of the Company reflect all the material transactions and other material matters required to be set forth under GAAP applied on a consistent basis.

     (b) The minute books of the Company and its subsidiaries that have been made available to Questron for its inspection contain true and complete records of all meetings and consents in lieu of meetings of the Board of Directors (and any committees thereof) of the Company and its subsidiaries, and of their shareholders and accurately reflect all material transactions referred to in such minutes and consents in lieu of meetings. The stock books that have been made available to Questron for its inspection are true and complete in all material respects.

     3.13 Tax Matters. (a) For purposes of this Agreement,

          (i) "Tax" or "Taxes" shall mean any federal, state, local, foreign or other taxes (including, without limitation, income (net or gross), gross receipts, profits, alternative or add-on minimum, franchise, license, capital, capital stock, intangible, services, premium, mining, transfer, sales, use, ad valorem, payroll, wage, severance, employment, occupation, property (real or personal), windfall profits, import, excise, custom, stamp, withholding or estimated taxes), fees, duties, assessments, withholdings or governmental charges of any kind whatsoever (including interest, penalties, additions to tax or additional amounts with respect to such items) relating to the income, operations or properties of the Company and its subsidiaries or the ownership thereof (by Sellers);

          (ii) "Pre-Closing Periods" shall mean all Tax periods ending on or before the Closing Date and, with respect to any Tax period that includes but does not end on the Closing Date, the portion of such period that ends on and includes the Closing Date;

          (iii) "Returns" shall mean all returns, declarations, reports, estimates, information returns and statements of any nature regarding Taxes for any Pre-Closing

     Period required to be filed by any Person and relating to the Company and its subsidiaries;

          (iv) "Code" shall mean the Internal Revenue Code of 1986, as amended; and

          (v) the term "Tax deficiency" shall include a reduction in any net operating losses.

     (b) In respect of the Pre-Closing Periods only,

          (i) all Returns have been or will be timely filed when due in accordance with all applicable laws;

          (ii) all Taxes shown on the Returns have been or will be timely paid when due;

          (iii) the Returns completely, accurately, and correctly in all material respects reflected the facts regarding the income, properties, operations and status of any entity required to be shown thereon;

          (iv) the charges, accruals, and reserves for Taxes due, or accrued but not yet due, relating to the income, properties or operations of the Company for any Pre- Closing Period as reflected on the books of the Company are adequate in all material respects to cover such Taxes;

          (v) there are no agreements or consents currently in effect for the extension or waiver of the time (A) to file any Return or (B) for assessment or collection of any Taxes relating to the Company for any Pre-Closing Period, and no Person has been requested to enter into any such agreement or consent;

          (vi) all Returns with respect to taxable years ending on or prior to August 31, 1994 have been examined by the relevant taxing authorities and closed, or are Returns with respect to which the applicable statute of limitations, after giving effect to any extensions and waivers, has expired;

          (vii) all Taxes which the Company is required by law to withhold or collect have been in all material respects duly withheld or collected, and have been timely paid over to the appropriate governmental authorities to the extent due and payable;

          (viii) there is no action, suit, proceeding, investigation, audit or claim currently pending, or to Sellers' knowledge, threatened, regarding any Taxes relating to the Company for any Pre-Closing Period;

          (ix) all Tax deficiencies which have been claimed, proposed or asserted against Sellers or, to Sellers' knowledge, any prior shareholder of the Company relating to ownership of stock in the Company or against the Company or any group of which the Company is now or was formerly a member have been fully paid or finally settled;

          (x) no Person has executed or entered into a closing agreement pursuant to Code Section 7121 (or any comparable provision of state, local or foreign law) that is currently in force and determines the Tax liabilities of the Company;

          (xi) there is no, and will not be any, agreement or consent made under Code Section 341(f) (or any comparable provision of state, local or foreign law) affecting the Company;

          (xii) there are no liens for any Tax on the assets of the Company except liens which arise as a matter of law;

          (xiii) there are no tax sharing agreements to which the Company is now or, to Seller's knowledge, ever has been a party;

          (xiv) the Company is not a party to any agreement, contract, arrangement or plan that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Code
     Section 280G (or any comparable provision of state, local or foreign law);

          (xv) the Company has not received any written notice of any reassessment and, to Sellers' knowledge, there are no proposed reassessments of any property owned or leased by the Company or any other proposals that would increase the amount of any Tax for which the Company could be liable;

          (xvi) the Company has not agreed, and is not required, to make any adjustment under Code Section 481(a) (or any comparable provision of state, local or foreign law) by reason of a change in accounting method or otherwise;

          (xvii) no power of attorney is currently in effect, and no Tax ruling has been requested of any governmental authority, with respect to any Tax matter relating to the Company.

     3.14 Employee Matters. (a) Schedule 3.14 sets forth as of the date hereof the name, current annual compensation rate (including bonus and commissions), title, current base salary rate and accrued bonus of each present employee of the Company and its subsidiaries; and a list of any employment, managerial, advisory, consulting and severance agreements; employee confidentiality or other agreements protecting proprietary processes, formulae or information; any employee handbook(s); any reports and/or plans prepared or adopted pursuant to the Equal Employment Opportunity Act of 1972, as amended; any affirmative action plans; and each employee benefit or compensation plan, agreement or arrangement covering present employees of the Company and its subsidiaries, including "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), stock purchase, stock option, fringe benefit, change in control, bonus and deferred compensation plans, agreements or funding arrangements (collectively, the "Benefit Plans"), whether sponsored, maintained or contributed to by the Company or its subsidiaries.

     (b) For each Benefit Plan, except as set forth on Schedule 3.14, each of the following is true:

          (i) if such Benefit Plan is an employee pension benefit plan (as such term is defined in ERISA Section 3(2)) intended to qualify under the Code, the Plan has received at least one favorable determination letter as to its qualification under the Code (or such a letter has been or will be applied for prior to expiration of the applicable remedial amendment period), and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification or which would result in material costs to the Company under the Internal Revenue Service's Closing Agreement Program, Voluntary Compliance Resolution Program or Administrative Policy Regarding Sanctions;

          (ii) the financial statements of the Company reflect in all material respects all employee liabilities arising under such Benefit Plan in a manner satisfying the applicable requirements (if any) of Statement of Financial Accounting Standards ("SFAS") Nos. 87, 88, 106 and 112;

          (iii) there are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending, or to Sellers' knowledge, threatened, and to Sellers' knowledge, there are no facts which could give rise to any such material actions, suits or claims (other than routine claims for benefits in the ordinary course);

          (iv) none of Sellers, the Company, its subsidiaries, nor any other party has, with respect to any such Benefit Plan, engaged in a prohibited transaction, as such term is defined in Code Section 4975 or ERISA
     Section 406, which would subject the Company or Questron to any Taxes, penalties or other material liabilities resulting from prohibited transactions under Code Section 4975 or under ERISA Sections 409 or 502(i);

          (v) the reporting and disclosure requirements of ERISA have been complied with in all material respects;

          (vi) all contributions and insurance premiums required as of the Closing Date have been paid in all material respects;

          (vii) the execution and delivery of this Agreement by Sellers and the consummation of the transactions contemplated hereunder, will not (pursuant to any "change-of-control provision" or otherwise) result in any additional (or otherwise modify or accelerate any existing or contingent) obligation or liability (with respect to accrued benefits or otherwise) to any such Benefit Plan, to any employee or former employee of the Company and its subsidiaries; and

          (viii) Sellers have delivered to Questron current, accurate and complete copies of such Benefit Plan (including the plan document, trust agreement and other funding or insurance instruments relating thereto) and, to the extent applicable, copies of the most recent: (A) determination letter and any outstanding request for a determination letter; (B) Form 5500 with respect to the plan years ending in calendar years 1994, 1995 or 1996; (C) collective bargaining agreements or other such contracts; and (D) the general notification to employees of their "COBRA" rights under Code Section 4980B and ERISA Sections 601-609 and the form of letter(s) distributed upon the occurrence of a COBRA qualifying event for each Benefit Plan that is a "group health plan" as defined in Code Section 5000(b)(1) and ERISA
     Section 607(1).

     (c) The Company does not sponsor or maintain (and has not sponsored or maintained in the calendar years ending 1994, 1995 and 1996) an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA or to the minimum funding requirements of Section 412 of the Code or Part 3 of Title I of ERISA.

     (d) The Company does not contribute and is not obligated to contribute (and has not been obligated to contribute in the calendar years ending 1994, 1995 and 1996) to a "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA).

     (e) The Company has no employee welfare benefit plans (within the meaning of ERISA Section 3(1)).

     (f) With respect to the Company, except as set forth on Schedule 3.14, each of the following is true in all material respects:

          (i) each of the Company and its subsidiaries is in compliance with all applicable laws and agreements respecting employment and employment practices, terms and conditions of employment and wages and hours and occupational safety and health and is not engaged in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act, and there is no action, suit or legal, administrative, arbitration, grievance or other proceeding pending or, to Sellers' knowledge, threatened, or, to Sellers' knowledge, any investigation pending or threatened against the Company or any subsidiary relating to any thereof, and, to Sellers' knowledge, no basis exists for any such action, suit or legal, administrative, arbitration, grievance or other proceeding or governmental investigation;

          (ii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to Sellers' knowledge, threatened against the Company or any subsidiary;

          (iii) none of the employees of the Company or any subsidiary is a member of or represented by any labor union and, there are no attempts of whatever kind and nature being made to organize any of such employees;

          (iv) without limiting the generality of paragraph (iii) above, no certification or decertification is pending or was filed within the past twelve months respecting the employees of the Company or any subsidiary and no certification or decertification petition is being or was circulated among the employees of the Company within the past twelve months;

          (v) no agreement (including any collective bargaining agreement), arbitration or court decision, decree or order or governmental order which is binding on the Company or any subsidiary in any material way limits or restricts the Company or any subsidiary from relocating or closing any of its operations;

          (vi) neither the Company nor any subsidiary has experienced any organized work stoppage in the last five years; and

          (vii) there are no administrative proceedings or complaints of discrimination (including but not limited to discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap or veteran status) pending or, to Sellers' knowledge, threatened, or to Sellers' knowledge, any investigation pending or threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court. There have been no audits of the equal employment opportunity practices or affirmative action practices of the Company or any subsidiary and, to Sellers' knowledge, no reasonable basis for any claim regarding such practices exists.

     3.15 Intellectual Property. Schedule 3.15 sets forth a list of all registered trademarks, trademark registrations and applications therefor, trade names, brand names, all service marks, service mark registrations and applications therefor, all registered trade dress rights, registrations and applications therefor, patents and patent applications, material registered copyrights, and applications therefor (including information as to expiration dates of all the foregoing where applicable) presently owned or used, in whole or in part, by the Company or any subsidiary or for which the Company or any subsidiary is licensed. Neither Sellers, the Company nor any subsidiary are licensors in respect of any patents, trade secrets, inventions, shop rights, copyrights or applications therefor which are used in the business of the Company.

     3.16 Accounts Receivable. The accounts receivable appearing on the Reference Balance Sheet and all accounts receivable created since that date through the Closing Date represent in all material respects and will in all material respects represent valid obligations owing to the Company, have arisen from bona fide transactions in the ordinary course of business and are fully collectible by the Company in the ordinary course of business, subject to the reserve for doubtful accounts appearing on the Reference Balance Sheet.

     3.17 Inventory. Except as set forth on Schedule 3.17, the inventories of raw materials, in-process and finished products of the Company are in good condition, conform in all material respects with the Company's applicable specifications and warranties, are not obsolete, and are saleable as of the date hereof at values not less than the book value amounts thereof. Adequate reserves have been provided for inventory obsolescence and the values at which such inventories are carried are in accordance with GAAP consistently applied.

     3.18 No Material Change. Since the Reference Balance Sheet Date, there has been no material adverse change in the financial condition, assets, liabilities (contingent or otherwise), results of operations or business of the Company and its subsidiaries.

     3.19 Absence of Change or Event. Except as set forth on Schedule 3.19, since the Reference Balance Sheet Date, the Company has conducted its business only in the ordinary course consistent with past practice and has not:

          (a) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, in excess of $25,000 in the aggregate, except liabilities or obligations incurred in the ordinary course of business and consistent with prior practice;

          (b) mortgaged, pledged or subjected to lien, restriction or any other Encumbrance any of the property, businesses or assets, tangible or intangible, of the Company, except for purchase money liens;

          (c) sold, transferred, leased to others or otherwise disposed of any of its assets (or committed to do any of the foregoing), including the payment of any loans owed, or the making of any loans, to any officer, director, shareholder or other affiliate of the Company, except for inventory sold to customers or returned to vendors and payments to any non-affiliates on account of accounts payable or scheduled payments in respect of indebtedness for money borrowed disclosed on the Reference Balance Sheet or in the Schedules, or canceled, waived, released or otherwise compromised any debt or claim other than in the ordinary course of business, or any material right;

          (d) suffered any damage, destruction or loss (whether or not covered by insurance) in an amount greater than $25,000;

          (e) made or committed to make any capital expenditures or capital additions or betterments in excess of an aggregate of $25,000;

          (f) instituted or threatened any litigation, action or proceeding before any court, governmental or regulatory body, administrative agency or arbitrator relating to it or its property;

          (g) issued, authorized for issuance or sold any capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of the Company, or declared or paid any dividend or made any other payment or distribution in respect of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its capital stock or any option, warrant or other right to acquire such capital stock;

          (h) increased the compensation of any officer, director, employee or agent of the Company, directly or indirectly, including by means of any bonus, pension plan, profit sharing, deferred compensation, savings, insurance, retirement, or any other employee benefit plan, except in the case of any employee whose annual base compensation is less than $50,000;

          (i) materially changed any of its business or accounting accrual practices, including, without limitation, the amount of promotional or advertising expenditures, investments, marketing, pricing, purchasing, production, personnel, sales, returns or budgets, accounts receivable or inventory reserves, or otherwise changed its policies with respect thereto;

          (j) made or changed any election concerning Taxes or Tax Returns, changed an annual accounting period, adopted or changed any accounting method, filed any amended Return, entered into any closing agreement with respect to Taxes, settled any Tax claim or assessment or surrendered any right to claim a refund of Taxes or obtained or entered into any Tax ruling, agreement, contract, understanding, arrangement or plan;

          (k) allowed any Permit (as hereinafter defined) relating to the business of the Company to lapse or terminate;

          (m) materially amended or terminated or received any threat (not subsequently withdrawn) to terminate, any Contract (as hereinafter defined);

          (n) amended its articles of incorporation or bylaws or merged with or into or consolidated with any Person, subdivided, combined or in any way reclassified any shares of its capital stock, or changed or agreed to change the rights of its capital stock or the character thereof; or

          (o) engaged in any other material transaction other than in the ordinary course of business.

     3.20 Compliance With Law. Except as set forth on Schedule 3.20, the operations and activities of the Company and its subsidiaries have complied and are in compliance in all respects with all applicable federal, state, local and foreign laws, statutes, rules, regulations, judicial and administrative decisions and consents, judgments, orders, awards, writs and decrees of any court, governmental or regulatory body, administrative agency or arbitrator, including, without limitation, health and safety statutes and regulations and all environmental laws, including, without limitation, all restrictions, conditions, standards, limitations, prohibitions, requirements, obligations, schedules and timetables contained in the environmental laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, the failure of which could have a Material Adverse Effect on the Company.

     3.21 Contracts and Commitments. (a) Schedule 3.21 sets forth each written contract or agreement involving a liability or obligation of the Company or any subsidiary equal to or in excess of $10,000 and outstanding as of the date hereof to which the Company is a party, other than ordinary course of business purchase orders.

          (b) Except as set forth on Schedule 3.21:

               (i) Each of the agreements set forth on such Schedule (the "Contracts") was entered into in a bona fide transaction in the ordinary course of business, is valid and binding on the Company (assuming due authorization, execution and delivery thereof by the other parties thereto) and is in full force and effect and, upon consummation of the transactions contemplated hereby, will continue in full force and effect without penalty. Sellers have heretofore delivered to Questron complete and correct copies of the Contracts. There is not under any Contract: (A) any existing material default by the Company or, to Sellers' knowledge, by any other party thereto, or (B) any event which, after notice or lapse of time or both, would constitute a material default by the Company or, to Sellers' knowledge, by any other party, or result in a right to accelerate, suspend or terminate or result in a loss of rights of the Company;

               (ii) No purchase contracts (other than inventory purchase commitments) of the Company continue for a period of more than 12 months; and

               (iii) Neither the Company nor any subsidiary is under any material liability or material obligation with respect to the return of inventory or merchandise in the possession of distributors, customers or other Persons.

     3.22 Insurance. (a) Schedule 3.22 sets forth (i) the policies of insurance presently in force and, without restricting the generality of the foregoing, those covering the Company's public and product liability and its personnel, properties, buildings, machinery, equipment, furniture, fixtures and operations, specifying with respect to each such policy the name of the insurer, type of coverage, term of policy, limits of liability and annual premium; (ii) the Company's premiums, deductibles and losses in excess of $25,000, by year, by type of coverage, for the calendar years 1994, 1995 and 1996 based on information received from the Company's insurance carrier(s);
(iii) all outstanding insurance claims in excess of $10,000 by the Company for damage to or loss of property or income which have been referred to insurers or which Sellers believe to be covered by commercial insurance; (iv) general comprehensive liability policies carried by the Company for the calendar years 1994, 1995 and 1996, including excess liability policies; and (v) any agreements, arrangements or commitments by or relating to the Company under which the Company indemnifies any other Person or is required to carry insurance for the benefit of any other Person. Sellers have heretofore delivered to Questron complete and correct copies of the policies and agreements set forth on Schedule 3.22.

     (b) The insurance policies set forth on Schedule 3.22 are in full force and effect, all premiums which are due with respect thereto covering all periods up to and including the date of the Closing have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all requirements of law and all agreements to which the Company is a party; are valid, outstanding and enforceable policies; will remain in full force and effect through the respective dates set forth on Schedule 3.22; and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. The Company has not been refused any insurance with respect to the respective assets or operations of the Company, nor has any such coverage been limited, by any insurance carrier to which the Company has applied for any such insurance or with which the Company has carried insurance during the calendar years 1994, 1995 and 1996.

     3.23 Affiliate Interests. (a) No payments other than compensation payments during calendar years 1994, 1995 and 1996, or during 1997 to date, have been made by the Company to any officer, director or shareholder of the Company.

     (b) Except as set forth on Schedule 3.23, no shareholder, officer or director of the Company or any subsidiary or any affiliate of any Seller (in each case, or any family member thereof) (i) has any interest, directly or indirectly, in any property, real or personal, tangible or intangible, including without limitation, inventions, patents, trademarks or trade names, used in or pertaining to the business of the Company or any subsidiary, (ii) owns, directly or indirectly, any interest in (excepting less than 5% stock holdings for investment purposes in securities of companies which are publicly held and traded), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of the Company or any subsidiary, or (iii) has any cause of action or other claim whatsoever against, or owes any amount to, the Company or any subsidiary, except for claims arising in the ordinary course of business arising from such Person's employment with the Company and indebtedness described in Section 6.7 hereof.

     3.24 Customers, Suppliers, Distributors, Etc. (a) Except as set forth on
Schedule 3.24 and except for the loss of such other customers that will not have a Material Adverse Effect on the Company, no supplier, customer, distributor or sales representative of the Company has canceled or otherwise terminated, or made any written threat to the Company or to any of their affiliates to cancel or otherwise terminate, for any reason, including the consummation of the transactions contemplated hereby, its relationship with the Company. Except as set forth on Schedule 3.24 and except for the loss of such relationship that will not have a Material Adverse Effect on the Company, to Sellers' knowledge no such supplier, customer, distributor or sales representative intends to cancel or otherwise terminate its relationship with the Company.

     (b) Schedule 3.24 sets forth by dollar volume for the 1997 year to date the 10 largest customers of the Company.

     3.25 Absence of Questionable Payments. Except as set forth on Schedule 3.25, neither the Company nor, to Sellers' knowledge, any director, officer, agent, employee or other Person acting on behalf of the Company has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Neither the Company nor, to Sellers' knowledge, any current director, officer, agent, employee or other Person acting on behalf of the Company has accepted or received any unlawful contributions, payments, gifts or expenditures.

     3.26 Investment Intent. Each of the Sellers is: (a) acquiring the shares of Questron common stock for his own account for investment and not with a view to any distribution thereof; and (b) an "accredited investor" as that term is defined in Regulation D under the Securities Act of 1933. Each of the Sellers has heretofore been: (a) furnished with a copy of Questron's Annual Report on Form 10-KSB for the year ended December 31, 1996, any subsequently filed Quarterly Reports on Form 10-QSB and its Proxy Statement relating to its 1997 Annual Meeting; and (b) afforded the opportunity to meet with officers of Questron and ask questions concerning such company.

     3.27 Disclosure. (a) No representations or warranties by Sellers in this Agreement, including the Exhibits and the Schedules, and no statement contained in any document (including, without limitation, the financial statements, certificates and other writings furnished or to be furnished by Sellers to Questron or any of its representatives pursuant to the provisions hereof or in connection with the transactions contemplated hereby), contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading. There is no fact known to the Sellers which has a Material Adverse Effect on the Company which has not been set forth in this Agreement, including any Exhibit or Schedule, the financial statements referred to in Section 3.11 (including the footnotes thereto), any schedule, exhibit, or certificate delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of Sellers or the Company in connection with the transactions contemplated by this Agreement.

     (b) Sellers have furnished or caused to be furnished to Questron complete and correct copies of all agreements, instruments and documents set forth in the Schedules. Each of the Schedules is complete and correct.


                                   ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF QUESTRON

     Questron represents and warrants to Sellers that:

     4.1 Organization. Questron is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware.

     4.2 Corporate Authority. Questron has full corporate power and authority to enter into the Agreements to which it is party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Questron of the Agreements to which it is party have been duly authorized by all requisite corporate action. This Agreement has been, and each of the other Agreements to which it is party will be as of the Closing Date, duly executed and delivered by Questron, and (assuming due execution and delivery by Sellers) this Agreement constitutes, and each of the other Agreements when executed and delivered will constitute, a valid and binding obligation of Questron, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

     4.3 No Violation. Questron is not subject to or bound by any provision of:

          (a) any law, statute, rule, regulation or judicial or administrative decision,

          (b) any certificate of incorporation or by-laws,

          (c) any mortgage, deed of trust, lease, note, shareholders' agreement, bond, indenture, other instrument or agreement, license, permit, trust, custodianship or other restriction, or

          (d) any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator,

that would prevent or be violated by, or under which there would be a default as a result of, the execution, delivery and performance by Questron of this Agreement and the consummation of the transactions contemplated hereby. No consent, approval or authorization of or declaration or filing with any Person is required for the valid execution, delivery and performance by Questron of this Agreement and the consummation of the transactions contemplated hereby.

     4.4 Investment Intent. Questron is acquiring the Shares for its own account for investment and not with a view to any distribution thereof.

     4.5 Due Execution. This Agreement has been duly executed and delivered by Questron and (assuming due execution and delivery by the Sellers) the Agreement, including for this purpose the Serial Puts, constitutes a valid and binding obligation of Questron, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.


                                   ARTICLE 5

           CERTAIN COVENANTS AND AGREEMENTS OF SELLERS AND QUESTRON

     5.1 Conduct of Business Prior to the Closing Date. Sellers agree that, between the date hereof and the Closing Date:

     (a) Except as contemplated by this Agreement or permitted by written consent of Questron, Sellers shall cause the Company to operate its business only in the ordinary course consistent with prior practice and not to:

          (i) declare or pay any dividends, make any distributions to shareholders or undertake any similar transactions affecting the capital of the Company;

          (ii) sell or dispose of any assets of the Company other than the sale of inventory in the ordinary course of business and dispositions of immaterial assets;

          (iii) take any action of the nature referred to in Section 3.19, except as permitted therein;

          (iv) change the Company's banking or safe deposit arrangements;

          (v) cause or permit indebtedness (which for purposes of this clause
     (v) shall be deemed to exclude trade payables consisting of accounts payable, deferred taxes and accrued expenses) of the Company to exceed $1,250,000 in the aggregate; or

          (vi) except as my be required by law, take any action to amend or terminate any Employee Benefit Plan or adopt any other plan, program, arrangement or practice providing new benefits or compensation to its employees.

     (b) Sellers shall use their best efforts to conduct the business of the Company in a manner consistent with past business practices; to preserve the business organization of the Company intact; to keep available to Questron the services of the present officers and employees of the Company; to preserve for Questron the good will of the Company's suppliers, customers, distributors, sales representatives and others having business relations with the Company; and to inform Questron of, and consult with Questron on, any key decisions involving any capital expenditure in excess of $50,000.

     (c) Sellers shall cause the Company to maintain in force the insurance policies referred to on Schedule 3.22 or insurance policies providing the same or substantially similar coverage; provided, however, that the Sellers will notify Questron prior to the expiration of any of such insurance policies.

     (d) Except as contemplated by this Agreement or permitted by written consent of Questron, no plan, fund, or arrangement disclosed or required to be disclosed has been or will be:

          (i) terminated by the Company other than for expiration of its terms;

          (ii) except as required by law, amended in any manner which would directly or indirectly increase the benefits accrued in a material amount, by any participant thereunder; or

          (iii) except as required by law, amended in any manner which would materially increase the cost to Questron of maintaining such plan, fund or arrangement.

     (e) Sellers shall give Questron prompt notice of any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of any representation or warranty of Sellers of which Sellers have knowledge, whether made as of the date hereof or as of the Closing Date, or that would constitute a violation or breach of any covenant of Sellers contained in this Agreement.

     5.2 Tax Covenants. (a) Sellers shall timely cause to be prepared and filed by the Company all Returns of the Company relating to Pre-Closing Periods and shall timely pay, or cause to be paid by the Company, when due all Taxes relating to such Returns. Such Returns shall be prepared or completed in a manner consistent with prior practice of Sellers and the Company with respect to Returns concerning the income, properties or operations of the Company (including elections and accounting methods and conventions), except as otherwise required by law or regulation or otherwise agreed to by Questron prior to the filing thereof, subject to the proviso of the preceding sentence.

     (b) Questron and Sellers shall cooperate with each other in responding to any audit or proceeding relating to any Returns (including any proceeding relating to the Company for Pre-Closing Periods). Notwithstanding anything to the contrary contained or implied in this Agreement, (i) without the prior written approval of Questron (which shall not be unreasonably withheld or delayed), neither Sellers nor any affiliate thereof shall agree or consent to compromise or settle, either administratively or after the commencement of litigation, any issue or claim arising in any such audit or proceeding, or otherwise agree or consent to any Tax liability, to the extent that any such compromise, settlement, consent or agreement shall materially affect the Tax liability of Questron, any of its affiliates or the Company (including, but not limited to, the imposition of Tax deficiencies, the material reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of material amortization or depreciation deductions, or the material reduction of loss or credit carry-forwards).

     (c) Questron shall promptly notify the Sellers upon receipt by Questron, any affiliate of Questron or the Company of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of the Company, in each case for Pre- Closing Periods only, so long as Pre-Closing Periods remain open; provided, however, that failure by Questron to comply with this Section 5.2(c) shall not affect Questron's right to indemnification relating to Taxes if such failure does not prejudice the rights of Sellers. Sellers shall promptly notify Questron upon receipt by any Seller or any affiliate thereof of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of the Company, in each case for Pre-Closing Periods only.

     (d) Neither Sellers nor any affiliate of any Seller shall, without the prior written consent of Questron, file, or cause to be filed, any amended Tax return or claim for Tax refund, with respect to the Company, to the extent that any such filing shall materially affect the Tax liability of Questron, any of its affiliates or the Company (including, but not limited to, the imposition of Tax deficiencies, the material reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of material amortization or depreciation deductions, or the material reduction of loss or credit carry-forwards).

     (e) Any and all powers of attorney relating to Tax matters concerning the Company shall be terminated as to the Company on or prior to the Closing Date and shall have no further force or effect.

     (f) After the Closing Date, Questron and Sellers shall provide each other, and Questron shall cause the Company to provide Sellers, with such cooperation and information relating to the Company as either party reasonably may request in (A) filing any Tax return, amended return or claim for refund,
(B) determining any Tax liability or a right to refund of Taxes, (C) conducting or defending any audit or other proceeding in respect of Taxes or
(D) effectuating the terms of this Agreement. The parties shall retain, and Questron shall cause the Company to retain, all returns, schedules and work papers, and all material records and other documents relating thereto, until the expiration of the statute of limitation (and, to the extent notified by any party, any extensions thereof) of the taxable years to which such returns and other documents relate and, unless such returns and other documents are offered and delivered to Sellers or Questron, as applicable, until the final determination of any Tax in respect of such years. Any information obtained under this Section 5.2 shall be kept confidential, except as may be otherwise necessary in connection with filing any Tax return, amended return, or claim for refund, determining any Tax liability or right to refund of Taxes, or in conducting or defending any audit or other proceeding in respect of Taxes. Notwithstanding the foregoing, neither Sellers nor Questron, nor any of their affiliates, shall be required unreasonably to prepare any document, or determine any information not then in its possession, in response to a request under this Section 5.2(f).

     (g) Questron shall have received from each Seller, on or before the Closing Date, an affidavit to the effect that Seller is not a "foreign person" within the meaning of Code Section 1445. If, on or before the Closing Date, Questron shall not have received such affidavit from any Seller, Questron may withhold from the Initial Cash Consideration payable at the Closing to such Seller pursuant hereto such sums as are required to be withheld therefrom under Section 1445 of the Code.

     (h) Sellers shall be liable for, and shall pay when due, (i) any transfer, gains, documentary, sales, use, registration, stamp, value added or other similar Taxes payable by reason of the transactions contemplated by this Agreement or attributable to the sale, transfer or delivery of the Shares hereunder, and (ii) other Taxes imposed on Sellers or any former shareholder of the Company for which Questron or the Company is held liable. Other than in the case of Returns and other documentation that are required to be filed by the Company, which relate to Tax periods commencing on or after the Closing Date, Sellers shall, at their own expense, file all necessary Tax returns and other documentation with respect to all such Taxes.

     5.3 Expenses and Finder's Fees. Questron and Sellers will bear their own expenses in connection with this Agreement and its performance. Sellers, on the one hand, and Questron, on the other hand, each represent and warrant to the other that the negotiations relative to this Agreement and the transactions contemplated hereby have been carried on in such a manner as not to give rise to any valid claims against the other party or the Company for a brokerage commission, finder's fee or other like payment.

     5.4 Access to Information and Confidentiality. Sellers agree that until the Closing, Questron may conduct such reasonable investigation with respect to the business, business prospects, assets, liabilities (contingent or otherwise), results of operations, employees and financial condition of the Company as will permit Questron to evaluate the transactions contemplated by this Agreement. Until the Closing, Sellers shall afford Questron reasonable access to the premises, books, records and business affairs of the Company (and, to the extent directly relating thereto, of Sellers) for purposes of conducting such investigation and, promptly after the end of each month (without demand or notice), shall furnish Questron with copies of an unaudited balance sheet as of the end of such month and unaudited statements of income and cash flows for such month, in each case prepared consistent with the standards set forth in the second sentence of Section 3.11(a). Unless and until the transactions contemplated herein have been consummated, each of Questron and the Sellers shall maintain all confidential information received from the other in connection with its evaluation of the transactions contemplated by this

Agreement (the "Confidential Information") in strict confidence, and shall take all precautions necessary to prevent disclosure, access to, or transmission of the Confidential Information, or any part thereof, to any third party. Each of Questron and the Sellers may make limited disclosure of Confidential Information to its representatives and to such other persons as need to know for the purpose of preparing for and negotiating this Agreement and in connection with the consummation of the purchase and sale contemplated hereby, including arranging Questron's financing in connection with the purchase, provided such persons are informed of and bound by Questron's confidentiality obligations hereunder. In the event the Closing does not occur for any reason, each of Questron and the Sellers shall, promptly upon the other's request, return all copies and recordings of the Confidential Information in its possession or under its control and delete all records thereof in any data storage system maintained by it. For the purposes of this
Section 5.4, Confidential Information shall not include information which (a) the holder can reasonably demonstrate was already in the holder's possession, provided that such information is not known by the holder to be subject to another confidentiality agreement with, or other obligation of secrecy to another party, (b) becomes generally available to the public other than as a result of a disclosure by the holder or the holder's directors, officers, employees, agents or advisors, (c) becomes available to the holder on a non-confidential basis from a source other than Seller or its advisors, provided that such source is not known by the holder to be bound by a confidentiality agreement with, or other obligation of secrecy to another party or (d) relates to the Company and is acquired pursuant to and in accordance with this Agreement. Nothing contained in this Section 5.4 or otherwise shall prohibit the holder from making disclosure of Confidential Information to the extent required by law, rule or regulation, provided that the holder shall give the other prior notice as to the nature of the required disclosure so as to provide the other the opportunity to challenge the need for such disclosure.

     5.5 No Solicitation. Sellers shall not, and shall direct the Company and its affiliates, officers, employees, representatives or agents not to, directly or indirectly, encourage, solicit, initiate or engage in discussions or negotiations with, or provide any non-public information to, any Person concerning any merger, sales of substantial assets, sales of shares of capital stock or similar transactions involving the Company or enter into any agreement with respect thereto. Sellers will promptly communicate to Questron the terms of any proposal which it may receive in respect of all such transactions prohibited by the foregoing.

     5.6 Press Releases. Except as required by law or stock exchange regulation, any public announcements by the Company or the Sellers regarding the transactions contemplated hereby shall be made only with the consent of Questron.

     5.7 Transitional Assistance. Sellers shall reasonably cooperate with and assist Questron in the orderly transfer of the business of the Company after the Closing Date. Such cooperation and assistance shall include, but not be limited to, the physical transfer of any books, records and computer software of the Company.

     5.8 Conditions. Sellers shall use their best efforts to fulfill or cause the fulfillment of the conditions set forth in Article 6. Questron shall use its best efforts to fulfill or cause the fulfillment of the conditions set forth in Article 7.

                                   ARTICLE 6

                       CONDITIONS PRECEDENT OF QUESTRON

     Questron need not consummate the transactions contemplated by this Agreement unless the following conditions shall be fulfilled or waived:

     6.1 Representations and Warranties. Except as otherwise contemplated or permitted by this Agreement, (a) the representations and warranties of Sellers contained in this Agreement and in any certificate or document delivered to Questron pursuant hereto shall be deemed to have been made again at and as of the Closing Date and shall then be true in all material respects, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true in all material respects as of such date, and (b) Sellers shall have performed and complied with all material agreements and conditions required by this Agreement to be performed or complied with by Sellers prior to or on the Closing Date, and Questron shall have been furnished with certificates of the Sellers, dated the Closing Date, certifying to the effect of clauses (a) and
(b) of this Section 6.1.

     6.2 Due Diligence. Questron shall have satisfactorily completed its due diligence investigation of the Company.

     6.3 Opinion of Counsel. Questron shall have been furnished with an opinion dated the Closing Date of Abernathy, Roeder, Robertson, Boyd & Joplin, counsel for Sellers and the Company, in form and substance reasonably acceptable to Questron.

     6.4 No Actions. No action, suit, or proceeding before any court or governmental or regulatory authority shall be pending, no investigation by any governmental or regulatory authority shall have been commenced, and no action, suit or proceeding by any governmental or regulatory authority shall have been threatened, against Questron, Sellers, the Company or any of the principals, officers or directors of any of them, seeking to restrain, prevent or change the transactions contemplated hereby or questioning the legality or validity of any such transactions or seeking damages in connection with any such transactions.

     6.5 Consents. All consents of third parties, including, without limitation, governmental authorities and non-governmental self-regulatory agencies, and all filings with and notifications of governmental authorities, regulatory agencies (including non-governmental self-regulatory agencies) or other entities which regulate the business of Questron, Sellers or the Company necessary on the part of Questron, Sellers or the Company, to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and to permit the continued operation of the respective businesses of Questron and the Company in substantially the same manner immediately after the Closing Date as theretofore conducted, other than routine post-closing notifications or filings, shall have been obtained or effected.

     6.6 Employment Agreements. Each of Doug Zadow and Terry Bastian shall have executed and delivered an Employment Agreement substantially in the forms attached hereto as Exhibits A-1 and A-2, respectively (together with the "Restrictive Letter" and any other exhibits attached thereto, the "Employment Agreements").

     6.7 Outstanding Shareholder Loans. Any outstanding loans from or guarantees by the Company to or for the benefit of any Seller shall have been satisfied and discharged or otherwise have terminated or been canceled, and Sellers and the Company shall have delivered to Questron satisfactory evidence thereof.

     6.8 Financing. Questron shall have obtained bank financing on terms reasonably satisfactory to it.

     6.9 Z Group. Any outstanding agreement or arrangement between the Company or any of its subsidiaries and the Z Group shall have been terminated and the Company shall have delivered to Questron satisfactory evidence thereof.

     6.10 Financial Statements. Questron shall have received audited balance sheets of the Company as of July 31, 1997 and August 31, 1996 and audited statements of income for the 11 months ended July 31, 1997 and the 12 months ended August 31, 1996.

     6.11 Minimum Net Worth. Questron shall have received Seller's certificate certifying the Company's net worth as of the Closing Date. The Company shall have a minimum net worth, as of the Closing Date, of not less than $1,500,000.

     6.12 Material Adverse Change. There shall have been no material adverse change in the financial conditions, assets, liabilities (contingent or otherwise), results of operations or business of the Company.

     6.13 Cancellation of Agreements. The Consulting Agreement referred to in
Section 1.2(a)(iii) and the existing employment agreement with Terry Bastian shall have been cancelled.



                                   ARTICLE 7

                        CONDITIONS PRECEDENT OF SELLERS

     Sellers need not consummate the transactions contemplated hereby unless the following conditions shall be fulfilled:

     7.1 Representations and Warranties. Except as otherwise contemplated or permitted by this Agreement, (a) the representations and warranties of Questron contained in this Agreement or in any certificate or document delivered to Sellers pursuant hereto shall be deemed to have been made again at and as of the Closing Date and shall then be true in all material respects, and (b) Questron shall have performed and complied with all material agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, and the Sellers shall have been furnished a certificate of an appropriate officer of

Questron, dated the Closing Date, certifying to the effect of clauses (a) and
(b) of this Section 7.1.

     7.2 No Actions. No action, suit, or proceeding before any court, governmental or regulatory authority, administrative agency or arbitrator shall be pending, no investigation by any governmental or regulatory authority shall have been commenced, and no action, suit or proceeding by any Person shall have been threatened, against Sellers seeking to restrain, prevent, or change the transactions contemplated hereby or questioning the legality or validity of any such transactions or seeking damages in connection with any such transactions.

     7.3 Consents. All consents of third parties including, without limitation, governmental authorities, and non-governmental self-regulatory agencies, and all filings with and notifications of governmental authorities, regulatory agencies (including non-governmental self-regulatory agencies) or other entities which regulate the business of Sellers, necessary on the part of Sellers, to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, other than routine post-closing notifications or filings, shall have been obtained or effected.

     7.4 Employment Agreements. Questron shall have caused the Employment Agreements to be duly executed and delivered by the Company.

     7.5 Opinion of Counsel. The Seller shall have been furnished with an opinion, dated the Closing Date, of Gould & Wilkie, counsel to Questron, in form and substance reasonably satisfactory to the Sellers.


                                   ARTICLE 8

                                INDEMNIFICATION

     8.1 Indemnification by Sellers. Effective only from and upon the occurrence of the Closing, and subject to Section 8.3 below, each of the Sellers hereby agrees to jointly and severally defend, indemnify and hold harmless Questron and the Company and their respective successors, assigns and affiliates (collectively, the "Questron Indemnitees") from and against any and all losses, deficiencies, liabilities, damages, assessments, judgments, costs and expenses, including reasonable attorneys' fees (both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this provision), including, without limitation, Environmental Liabilities and Costs (collectively, "Questron Losses"), caused by, resulting from or arising out of:

          (a) (i) breaches of representation or warranty under this Agreement on the part of any Seller; and (ii) failures by any of the Sellers to perform or otherwise fulfill any undertaking or other agreement or obligation under this Agreement;

          (b) (i) any and all Taxes imposed on the Company (including, without limitation, Taxes relating to the Tax liability of Sellers to the extent any governmental authority seeks to impose such Taxes on the Company) for, or relating to, all Pre-Closing

     Periods to the extent the charges, accruals and reserves therefor as reflected on the books of the Company as of the date of the Closing are inadequate to cover such Taxes; and

          (c) any and all actions, suits, proceedings, claims, demands, incident to any of the foregoing or such indemnification;

provided, however, that if any claim, liability, demand, assessment, action, suit or proceeding shall be asserted in respect of which a Questron Indemnitee proposes to demand indemnification ("Questron Indemnified Claims"), Questron or such other Questron Indemnitee shall promptly notify the Sellers thereof, provided further, however, that the failure to so notify the Sellers shall not reduce or affect Sellers' obligations with respect thereto except to the extent that Sellers are materially prejudiced thereby. Subject to rights of or duties to any insurer or other third Person having liability therefor, the Sellers shall have the right promptly upon receipt of such notice (after acknowledging responsibility for such Questron Indemnified Claim) to assume the control of the defense, compromise or settlement of any such Questron Indemnified Claims (provided that any compromise or settlement must be reasonably approved by Questron), including, at its own expense, employment of counsel reasonably satisfactory to Questron; provided, however, that if the Sellers shall have exercised their right to assume such control, Questron may, in its sole discretion and at its expense, employ counsel to represent it (in addition to counsel employed by the Sellers) in any such matter. So long as the Sellers are contesting any such Questron Indemnified Claim in good faith, Questron and each other Questron Indemnitee shall not pay or settle any such Questron Indemnified Claim. Notwithstanding the foregoing, Questron shall have the right to offset any Questron Indemnified Claims and/or Questron Losses against the 1997 Deferred Purchase Price and 1998 Deferred Purchase Price.

     8.2 Indemnification by Questron. Questron hereby agrees to defend, indemnify and hold harmless Sellers and their respective successors, assigns and affiliates (collectively, "Seller Indemnitees") from and against any and all losses, deficiencies, liabilities, damages, assessments, judgments, costs and expenses, including reasonable attorneys' fees (both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this provision) (collectively, "Seller Losses"), resulting from or arising out of:

          (a) (i) breaches of representation and warranty hereunder on the part of Questron and (ii) failures by Questron to perform or otherwise fulfill any undertaking or agreement or obligation hereunder; and

          (b) any and all actions, suits, proceedings, claims and demands incident to any of the foregoing or such indemnification;

provided, however, that if any claim, liability, demand, assessment, action, suit or proceeding shall be asserted in respect of which a Seller Indemnitee proposes to demand indemnification ("Seller Indemnified Claims"), Seller or such other Seller Indemnitee shall notify Questron thereof, provided further, however, that the failure to so notify Questron shall not reduce or affect Questron's obligations with respect thereto except to the extent that Questron is materially prejudiced thereby. Subject to rights of or duties to any insurer or other third Person having liability therefor, Questron shall have the right promptly upon receipt of such notice to assume the control of the defense, compromise or settlement of any such Seller Indemnified Claims (provided that any compromise or settlement must be reasonably approved by Seller) including, at its own expense, employment of counsel reasonably satisfactory to Seller; provided, however, that if Questron shall have exercised its right to assume such control, Seller may, in its sole discretion and at its expense, employ counsel to represent it (in addition to counsel employed by Questron) in any such matter. So long as Questron is contesting any such Seller Indemnified Claim in good faith, Seller or such other Seller Indemnitees shall not pay or settle any such Seller Indemnified Claim.

     8.3 Limitation on Liability. (a) The aggregate liability of the Sellers under this Article 8 shall not exceed the aggregate amount of consideration received by the Sellers as Initial Purchase Price, 1997 Deferred Purchase Price, and 1998 Deferred Purchase Price.

     (b) Any Loss, (as defined in Section 8.4), shall not be subject to the provisions of this Section 8.3 but shall be governed by Section 8.4.

     8.4 Adjustment to 1998 Deferred Purchase Price. The 1998 Deferred Purchase Price shall be subject to the following adjustments:

     (a) Definitions. For the purposes hereof,

     (i) The term "Action" shall mean Unit Instruments, Inc. v. California Fasteners, Inc. et al. (CA Superior Ct. No. 781801 1997) and any related actions, proceedings, claims or controversies.

     (ii) The term "Adjusted Loss" shall mean the amount of the Loss as reduced by the excess of EBIT for the Branches over $3,000,000 for fiscal years 1999-2002 on an annual and cumulative basis.

     (iii) The term "Date of Final Determination" shall mean the date upon which the Loss has been Finally Determined.

     (iv) The term "Fair Market Value" shall mean the average closing market price for the Questron common stock listed in the Wall Street Journal for the five (5) trading days ending immediately prior to the Date of Final Determination.

     (v) The term "Finally Determined" shall mean that: (A) the Action has been settled and mutual releases have been exchanged by the Company and Unit Instruments, Inc. or a final judgment in the Action has been rendered by a court of competent jurisdiction, all applicable appeal periods have expired and no appeal has been taken; and (B) the Loss resulting from or arising out of the Action has been finally determined.

     (vi) The term "Loss" shall mean the aggregate amount paid or agreed to be paid by Questron or any Person affiliated with Questron in respect of a judgment, arbitration award, settlement or other payment to resolve the Action, including all related costs and expenses which shall include without limitation attorneys' fees.

     (b) Loss Finally Determined Prior to Payment of 1998 Deferred Purchase Price. In the event that the Loss is Finally Determined prior to the payment of the 1998 Deferred Purchase Price, the calculated amount of 1998 EBIT shall be reduced on a dollar for dollar basis by the amount of any Loss. In the event that the foregoing adjustment results in the 1998 Deferred Purchase Price being less than the maximum amount of $3,500,000, then the Sellers shall have the opportunity to earn back the amount of any such shortfall to the extent that the EBIT for the Branches in any of fiscal years 1999 through 2002 is in excess of $3,000,000 on both an annual and a cumulative basis until such time as the Sellers have earned back the amount of such shortfall. The amount of any such earn backs shall be payable to the Sellers within 30 days following the determination of EBIT for the Branches for the years in question.

     (c) Loss Finally Determined After Payment of 1998 Deferred Purchase Price. In the event that the Loss has not been Finally Determined prior to the payment of the 1998 Deferred Purchase Price, then all of the shares of Deferred Questron Common Stock deliverable as a part of the 1998 Deferred Purchase Price shall be delivered to counsel for Questron, as escrow agent, to be held in accordance with the provisions of a mutually satisfactory escrow agreement. As soon as practicable following the Date of Final Determination, Questron shall notify the escrow agent as to: (i) the amount of the Loss; (ii) the EBIT for the Branches for such of the fiscal years 1999 through 2002 as have elapsed prior to the Date of Final Determination; and (iii) the amount of the Adjusted Loss based on (ii).

     (d) Release from Escrow. As soon as practicable following its receipt of the notice contemplated by (c), the escrow agent shall retain that number of shares of Deferred Questron Common Stock which have a Fair Market Value equal to the Adjusted Loss and shall deliver the remaining shares of Questron Deferred Stock to the Sellers. In the event that any shares have been retained by the escrow agent pursuant to the foregoing, then the Sellers shall have the opportunity to earn back such shares to the extent that EBIT for the Branches for any of fiscal years 1999 through 2002 which were not taken into account in determining Adjusted Loss is in excess of $3,000,000 on both an annual and a cumulative basis until such time as the Sellers have earned back the retained shares.

     (e) Cancellation of Shares. In the event that any shares of Deferred Questron Common Stock have not been earned back by the Sellers in accordance with (d) above following the determination of EBIT for the Branches for fiscal year 2002, then the escrow agent shall issue instructions to Questron's transfer agent to cancel any shares of Deferred Questron Common Stock retained by the escrow agent.

     (f) Grant of Options. In the event that any shares of Deferred Questron Common Stock have been canceled in accordance with (e), then Questron shall grant to the Sellers options to purchase that number of shares which were canceled at a price per share equal to Fair Market Value.

     (g) Amount of Loss. Questron may incur any amount which would be included in the calculation of the Loss as it may determine advisable in its sole discretion as long as the aggregate Loss does not exceed the amount to be agreed upon by the Sellers and Questron. In the event that Questron determines it advisable to incur a Loss in excess of such amount, it shall notify the Sellers in writing of same and shall not voluntarily incur any such excess Loss without the consent of the Sellers which shall not be unreasonably withheld or delayed.


                                   ARTICLE 9

             SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

     9.1 Representations, Warranties and Covenants. The covenants contained in this Agreement shall survive the Closing Date without limitation. The representations and warranties contained herein shall survive the Closing Date for a period of three (3) years, except that any representation or warranty of Sellers contained in Sections 3.1, 3.5 and 3.6 shall survive the Closing Date without limitation, and any representation or warranty of Sellers contained in
Section 3.13 (Tax Matters) shall survive until the expiration of one year after the expiration of the applicable statute of limitations.


                                  ARTICLE 10

                NON-COMPETITION BY SELLERS AND NO SOLICITATION

     10.1 Non-Compete; Non-Solicitation. In consideration of the purchase by Questron of the Shares under this Agreement, the Sellers will at the Closing execute and deliver non-compete agreements in the form attached to the Employment Agreements.

     10.2 Remedies. Each Seller recognizes that a breach or threatened breach by him of his obligations under this Article 10 and the Employment Agreements would cause irreparable injury to the Company, and the Company shall be entitled to seek preliminary and permanent injunctions enjoining him from violating the non-compete agreements contemplated by this Article 10, in addition to any other remedies which may be available.


                                  ARTICLE 11

                                 MISCELLANEOUS

     11.1 Cooperation. Each of the parties hereto shall use its reasonable efforts to take or cause to be taken all actions, to cooperate with the other party hereto with respect to all actions, and to do or cause to be done all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

     11.2 Waiver. Any failure of Sellers to comply with any of their respective obligations or agreements herein contained may be waived only in writing by Questron. Any failure of Questron to comply with any of its obligations or agreements herein contained may be waived only in writing by the Sellers.

     11.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt of: hand delivery; certified or registered mail, return receipt requested; or telecopy transmission with confirmation of receipt:

          (i) If to Sellers, to:

                      California Fasteners, Inc.
                      5310 E. Hunter Avenue
                      Anaheim, CA  92817-8328
                      Telecopier:  (714) 970-8185
                      Telephone:  (714) 970-9090

                      Attention:  Doug Zadow

                      (with a copy to)

                      Abernathy, Roeder, Robertson,
                        Bond & Joplin
                      101 East Davis Street
                      McKinney, TX  75069-1210
                      Telecopier:  (972) 542-2661
                      Telephone:  (972) 562-0202

                      Attention:  Robert H. Roeder, Esq.

          (ii) If to Questron, to

                      Questron Technology, Inc.
                      6400 Congress Avenue
                      Suite 200A
                      Boca Raton, Florida  33487
                      Telecopier:  (561) 241-2866
                      Telephone:  (561) 241-5251

                      Attention:  Dominic A. Polimeni

                      (with a copy to)

                      Gould & Wilkie
                      One Chase Manhattan Plaza
                      58th Floor
                      New York, New York  10005
                      Telecopier:  (212) 809-6890
                      Telephone:  (212) 344-5680

                      Attention:  Frederick W. London, Esq.

Such names and addresses may be changed by written notice to each person listed above.

     11.4 Governing Law and Consent to Jurisdiction; Dispute Resolution. (a) This Agreement shall be governed by and construed in accordance with the internal substantive laws, and not the choice of law rules, of the State of New York.

     (b) Any dispute, claim or controversy arising out of or relating to this Agreement, or the interpretation or breach thereof, shall be referred to arbitration under the rules of the American Arbitration Association, to the extent such rules are not inconsistent with this Section 11.4. Judgment upon the award of the arbitrators may be entered in any court having jurisdiction thereof or such court may be asked to judicially confirm the award and order its enforcement, as the case may be. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in any event shall not be made after the date when institution of legal or equitable proceedings, based on such claim, dispute or other matter in question, would be barred by the applicable statute of limitations.

     (c) The arbitration panel shall consist of three arbitrators, one of whom shall be appointed by each party hereto. The two arbitrators thus appointed shall choose the third arbitrator; provided, however, that if the two arbitrators are unable to agree on the appointment of the third arbitrator, either arbitrator may petition the American Arbitration Association to make the appointment.

     (d) The place of arbitration shall be New York.

     11.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     11.6 Headings; Schedules. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references to "Schedules" shall mean the disclosure schedules heretofore delivered by the Sellers to Questron.

     11.7 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto and the documents referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

     11.8 Amendment and Modification. This Agreement may be amended or modified only by written agreement of the parties hereto.

     11.9 Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto and their respective successors and assigns (and, to the extent provided in Sections 8.1 and 8.2, the other Questron Indemnitees and Seller Indemnitees) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     11.10 Assignability. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties provided that Questron may assign its rights under the Agreement to any affiliate of Questron.


     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


                                      QUESTRON TECHNOLOGY, INC.


/s/ Douglas D. Zadow                  By /s/ Dominic A. Polimeni
------------------------                 --------------------------------
Doug Zadow                                  Name:  Dominic A. Polimeni
                                            Title:   Chairman, President and
                                                     Chief Executive Officer
/s/ Terry Bastian
------------------------
Terry Bastian


                                      CALIFORNIA FASTENERS, INC.


                                      By /s/ Douglas D. Zadow
                                         ---------------------------------
                                        Name:  Doug Zadow
                                        Title:    President

                                                                EXHIBIT A-1




                             EMPLOYMENT AGREEMENT


     AGREEMENT, dated as of September 22, 1997 between Questron Technology, Inc., a Delaware corporation ("Employer"), and Doug Zadow ("Executive").

                             W I T N E S S E T H:

     WHEREAS, Employer desires to retain the services of Executive and Executive desires to be employed by Employer upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and the mutual undertakings and agreements contained herein, Employer and Executive agree as follows:

     1. EMPLOYMENT. Employer hereby employs Executive, and Executive hereby agrees to serve as President of California Fasteners, Inc., a subsidiary of the Employer, or in such other senior executive position as shall be assigned to Executive by Employer's Board of Directors with Executive's consent during the Term of Employment (as hereinafter defined). Executive further agrees to use his best efforts to promote the interests of Employer and to devote all of his business time and energies during normal business hours to the business and affairs of Employer during the Term of Employment.

     2. TERM OF EMPLOYMENT. Unless earlier terminated pursuant to Paragraph 7 hereof, the employment hereunder shall commence as of the date hereof and shall end on the fifth anniversary of such date (the "Term of Employment").

        3. COMPENSATION. As compensation for services hereunder and in consideration of the covenants set forth in Paragraph 4 hereof, during the Term of Employment Executive shall be compensated as follows:

        (a) Base Salary. Employer shall pay Executive a salary at the rate of $120,000 per year. Such salary shall be payable in appropriate installments to conform with the regular payroll dates for salaried personnel of Employer.

        (b) Bonuses. Prior to the first business day of each fiscal quarter during the Term of Employment, the Board of Directors of Employer, with the advice and consultation of Executive, shall establish incentive targets for the immediately succeeding quarter. Based upon the percentages of the aforementioned incentive targets achieved by Employer in each fiscal quarter during the Term of Employment, as calculated from the Employer's financial statements, prepared in accordance with generally accepted accounting principles ("GAAP"), Employer shall pay Executive a bonus of up to $15,000 per quarter.

        (c) Expenses. Employer shall provide Executive with a car allowance in the amount of $1,500 per month. Employer shall also reimburse Executive for all business-related gasoline and oil expenses for such automobile. Employer shall also reimburse Executive for all reasonable out-of-pocket expenses incurred in connection with rendering services hereunder in accordance with Employer's customary policies.

        (d) Fringe Benefits. Executive shall be eligible to participate in and to receive benefits under any pension plan, profit-sharing plan, savings plan, stock option/savings plan, ESOP, life insurance, health and accident plan or arrangement made available by Employer or by Employer's parent corporation(s) to its or their senior executives and key management employees generally, subject to and on a basis consistent with the terms, conditions and overall administration of each such plan or arrangement; provided, however, that with respect to any plan or arrangement under which participation is at the discretion of a committee or other body administering such plan or arrangement, nothing contained herein shall entitle Executive to participate in such plan or arrangement to be paid for by the Employer. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of compensation to Executive hereunder, and nothing paid to Executive hereunder shall be deemed to be in lieu of any payment to which Executive may be entitled under any such plan or arrangement.

        (e) Vacation. Executive shall be entitled to four (4) weeks of paid vacation days in each calendar year during the Term of Employment. In the event that Executive is employed hereunder during a calendar year for less than all of that year, he shall be entitled in that year to a number of paid vacation days which shall be prorated in accordance with the number of days on which he is so employed in that year. Executive shall also be entitled to all paid holidays given by Employer to its senior executive officers during the Term of Employment.

        (f) Stock Awards. Executive shall be entitled to be granted stock option awards in accordance with Schedule A annexed hereto.

     4. COVENANT NOT TO COMPETE; INTELLECTUAL PROPERTY; CONFIDENTIALITY.

        (a) Covenant Not to Compete. Executive acknowledges that in consideration of the Employer entering into this Agreement and in consideration of Questron Technology, Inc. or its designee acquiring all of the issued and outstanding stock of the Employer, Executive is simultaneously executing and delivering to Employer the attached letter (the "Restrictive Letter") containing certain covenants relating to his conduct during and after the Term of Employment. Notwithstanding the provisions of the Restrictive Letter, during the Term of Employment Executive will not manage, operate, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner with, any business of the type and character engaged in and competitive with that to be conducted by Employer. The decision of Employer's Board of Directors as to what constitutes a competing business shall be final and binding upon Executive. For these purposes, Executive's ownership of 1% or less of any class of securities of a public company shall not be considered to be competition with Employer.

        (b) Intellectual Property. Executive agrees that all ideas, sketches, designs, prototypes, samples, patterns, and related work product developed by him during the Term of Employment which relate directly or indirectly to the business of Employer or any of its subsidiaries or affiliates, will be the property of Employer and that he will, at Employer's request and cost, do whatever is reasonably necessary to secure the rights thereto to Employer.

        (c) Confidentiality. Except as required pursuant to a court order or applicable law, Executive agrees that he will not divulge to anyone (other than Employer or any persons employed or designated by Employer) any knowledge or information of any type whatsoever of a confidential nature relating to the business of Employer or any of its subsidiaries or affiliates, including, without limitation, all types of trade secrets. Executive further agrees not to disclose, publish or make use of any such knowledge or information of a confidential nature without the prior written consent of Employer.

     5. BREACH BY EXECUTIVE. Both parties hereto recognize that the services to be rendered under this Agreement by Executive are special, unique and extraordinary in character, and that in the event of the breach by Executive of the terms and conditions of this Agreement or the Restrictive Letter to be performed by him, then Employer shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement or of the Restrictive Letter, or to enforce the specific performance thereof by Executive, or to enjoin Executive from performing services for another person, firm or corporation in violation of this Agreement or the Restrictive Letter. If any of the restrictive covenants set forth in this Agreement or in the Restrictive Letter are held to be unenforceable because of the duration or scope of any such covenant, the parties hereto agree that the duration or scope of such provision shall be reduced to the maximum scope permitted by law, and, in its reduced form, shall be enforceable.

     6. INDEMNIFICATION. The Employer agrees to indemnify the Executive for any and all liabilities to which he may be subject as a result of his employment hereunder (and as a result of his services as an officer or director of the Employer, or as an officer or director of any of its subsidiaries or affiliates), as well as the costs of any legal action brought or threatened against him as a result of such employment, to the fullest extent permitted by law.

     7. TERMINATION.

        (a) General. The employment of Executive hereunder shall terminate as provided in Paragraph 2 hereof and may be sooner terminated in accordance with the provisions of this Paragraph 7.

        (b) Death or Disability of Executive. The employment of Executive hereunder shall terminate upon (i) the death of Executive; and (ii) at the option of Employer, upon not less than thirty (30) days' prior written notice to Executive or his legal representative, in the event that Executive becomes disabled. Executive shall be deemed to be disabled if by reason of physical or mental incapacity or disability, he is unable to render the services to be rendered by him pursuant to this Agreement for a continuous period of ninety
(90) successive days or for shorter periods aggregating one hundred twenty
(120) days or more during any twelve (12) successive months (the advice of a reputable physician mutually acceptable to Employer and Executive as to the existence of any such incapacity or disability to be final and binding upon the parties).

        (c) Termination for Cause. In the event of any malfeasance, willful misconduct, active fraud or gross negligence by the Executive in connection with his employment hereunder, the Employer shall have the right to terminate the Term of Employment by giving the Executive notice in writing of the reason for such proposed termination. If the Executive shall not have corrected such conduct to the satisfaction of the Employer within thirty days after such notice, the Term of Employment shall terminate and the Employer shall have no further obligation to the Executive hereunder other than as provided by subparagraph (d) of this

Paragraph 7 but the restrictions on the Executive's activities contained in Paragraph 4 and the obligations of the Executive contained in the Restrictive Letter shall continue in effect as provided therein.

        (d) Effect of Termination on Salary and Benefits. In the event of termination for cause as set forth in this Paragraph 7, whether before or after termination of employment, Executive's entitlement to salary and benefits shall cease as of the effective date of termination and Executive shall be entitled to all salary and benefits (excluding any unpaid bonuses for this purpose) accrued but unpaid as of the date of termination.

     8. ASSIGNMENT. This Agreement is a personal contract, and except as specifically set forth herein, the rights and interests of Employer and Executive herein may not be sold, transferred, assigned, pledged or hypothecated. The rights and obligations of Employer hereunder shall be binding upon and run in favor of the successors of Employer.

     9. PLACE OF EMPLOYMENT. The Executive shall not be required to render services in any location which would require him to change his residence; provided, however, Executive agrees to incur reasonable travel in connection with his services hereunder.

     10. GOVERNING LAW; CAPTIONS. This Agreement and the Restrictive Letter contain the entire agreement between the parties hereto and shall be governed by the laws of the State of California. It may not be changed orally, but only by agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought. Section headings are for convenience of reference only and shall not be considered a part of this Agreement.

     11. NOTICES. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed to be duly given if personally delivered, or, if mailed (by certified or registered mail, return receipt requested) or if delivered by a nationally recognized-overnight mail or courier service, to the party at its address set forth below:

                           If to Executive:

                                    Doug Zadow
                                    29 Trailridge Drive
                                    Melissa, TX  75454

                           If to Employer:

                                    Questron Technology, Inc.
                                    6400 Congress Avenue
                                    Suite 200A
                                    Boca Raton, FL 33487
                                    Attn.: Chief Executive Officer


     12. RIGHT TO WITHHOLD/REPORT. Employer shall have the right to withhold from Executive's salary and other compensation hereunder and to report to appropriate federal, state and local taxing authorities all amounts required to be withheld or reported, including such amounts in respect of any compensation deemed paid to Executive under federal, state and local tax laws.

     IN WITNESS WHEREOF, Employer has by its duly authorized officer signed this Agreement and Executive has signed this Agreement, as of the day and year first above written.

EXECUTIVE                          QUESTRON TECHNOLOGY, INC.



/s/ Doug Zadow                     By: /s/ Dominic A. Polimeni
-------------------                    ---------------------------------
Doug Zadow                            Dominic A. Polimeni
                                      Chairman, President and
                                        Chief Executive Officer

                             RESTRICTIVE COVENANT



                                                           September 22, 1997
Questron Technology, Inc.
6400 Congress Avenue
Suite 200A
Boca Raton, FL 33487

Gentlemen:

     This will confirm my agreement with Questron Technology, Inc. ("Questron", which term, for purposes of this letter, shall include all of Questron's successor, subsidiary and affiliated companies).

     1. In consideration of my employment as President of California Fasteners, Inc. (the "Company", which term, for purposes of this letter, shall include all of the Company's successor, subsidiary and affiliated companies) and the acquisition of all of the issued and outstanding stock of the Company by Questron Technology, Inc., I agree that for the longer of five years from the date hereof or five years from the termination of my employment by Questron, I will not, directly or indirectly:

        (a) Persuade or attempt to persuade any customer of the Company to cease doing business with the Company, or to reduce the amount of business it does with the Company.

        (b) Persuade or attempt to persuade any potential customer to which the Company has made a sales presentation, not to purchase the Company's products.

        (c) Solicit for myself or any person other than the Company the business of any company which is a customer of the Company, or was its customer within two years prior to the termination of my employment.

        (d) Persuade or attempt to persuade any employee of the Company, or any individual who was its employee during the two years prior to my termination of employment, to leave the Company's employ, or to become employed by any person other than the Company.

        (e) Manage, operate, control or be connected in any manner with any business of the type and character engaged in and competitive with that conducted by the Company.

     2. I also agree that during my employment by Questron, or at any time thereafter, I will not disclose or use any confidential or secret information relating to Questron or any of its products, designs, processes or operations.

     3. If I violate any of the terms outlined above, I agree that Questron, in addition to any other rights it may have, shall be entitled to injunctive relief.


     4. Notwithstanding the foregoing, in the event that Questron defaults on its obligation to pay either the 1997 Deferred Purchase Price or the 1998 Deferred Purchase Price (collectively, the "Deferred Purchase Price") under that Stock Purchase Agreement dated August 29, 1997 (the "Agreement"), the restrictions contained in this letter shall terminate; provided, however, that any dispute as to the calculation of the Deferred Purchase Price shall be resolved in accordance with the terms of the Agreement, and neither such dispute nor the resolution thereof shall constitute a default. Very truly yours,


                                            /s/ Doug Zadow
                                            Doug Zadow

                                  SCHEDULE A
                                      TO
                                ZADOW AGREEMENT

     Executive shall be entitled to be awarded as incentive compensation options to purchase shares of Questron Technology, Inc. ("Questron") in accordance with the following provisions. Defined terms shall have the meanings assigned to them below:
                  options to purchase 100,000 shares of Questron Common Stock in respect of the initial fiscal year up to and including fiscal year 2001 where the Pre-Tax Earnings of Questron shall equal or exceed the following targets:
                           Questron                           Stock
                           Pre-Tax Income                     Options

                           $4,500,000                         100,000
                  Any award made hereunder shall be made within 90 days after the end of the fiscal year in respect of which the target has been met with an exercise price equal to the "market price" for Questron Common Stock at the date of grant. Executive's entitlement to any awards hereunder shall cease in the event Executive ceases for any reason to be an employee of Questron or any of its subsidiaries. In no event shall the total number of options awarded hereunder exceed 100,000. Said options will: (i) be immediately exercisable upon the granting of same; (ii) be issued pursuant to a stock option agreement, and (iii) subject to the terms of the stock option agreement be exercisable for a period of ten years.
                  For the purposes hereof:
                  "Market price" shall mean the average closing price listed in the Wall Street Journal for Questron's Common Stock for the five trading days ending on the third trading day immediately prior to the date of grant.

     "Pre-Tax Income" for any fiscal year shall mean the earnings before taxes of Questron calculated in accordance with generally accepted accounting principles consistently applied from year to year and determined by Questron's independent accountants, which determination shall be final and binding on the parties.

                                                                EXHIBIT A-2




                                               EMPLOYMENT AGREEMENT


     AGREEMENT, dated as of September 22, 1997 between California Fasteners, Inc., a California corporation ("Employer"), and Terry Bastian ("Executive").

                             W I T N E S S E T H:

     WHEREAS, Executive is currently employed by Employer; and

     WHEREAS, Employer desires to retain the services of Executive and Executive desires to be employed by Employer upon the terms and conditions hereinafter set forth.


     NOW, THEREFORE, in consideration of the premises and the mutual undertakings and agreements contained herein, Employer and Executive agree as follows:

     1. EMPLOYMENT. Employer hereby employs Executive, and Executive hereby agrees to serve as General Manager of the San Diego Branch and Purchasing Manager of Employer or in such other senior executive position as shall be assigned to Executive by Employer's Board of Directors with Executive's consent during the Term of Employment (as hereinafter defined). Executive further agrees to use his best efforts to promote the interests of Employer and to devote all of his business time and energies during normal business hours to the business and affairs of Employer during the Term of Employment.


     2. TERM OF EMPLOYMENT. Unless earlier terminated pursuant to Paragraph 7 hereof, the employment hereunder shall commence as of the date hereof and shall end on the fifth anniversary of such date (the "Term of Employment").

     3. COMPENSATION. As compensation for services hereunder and in consideration of the covenants set forth in Paragraph 4 hereof, during the Term of Employment Executive shall be compensated as follows:

        (a) Base Salary. Employer shall pay Executive a salary at the rate of $120,000 per year. Such salary shall be payable in appropriate installments to conform with the regular payroll dates for salaried personnel of Employer.

        (b) Bonuses. Prior to the first business day of each fiscal quarter during the Term of Employment, the Board of Directors of Employer, with the advice and consultation of Executive, shall establish incentive targets for the immediately succeeding quarter. Based upon the percentages of the aforementioned incentive targets achieved by Employer in each fiscal quarter during the Term of Employment, as calculated from the Employer's financial statements, prepared in accordance with generally accepted accounting principles ("GAAP"), Employer shall pay Executive a bonus of up to $15,000 per quarter. Employee may elect to receive $2,000 per month as an advance against said quarterly bonus.

        (c) Expenses. Employer shall provide Executive with an Employer paid car for business use only. Employer shall also reimburse Executive for all business-related gasoline and oil expenses for such automobile. Employer shall also reimburse Executive for all reasonable out-of-pocket expenses incurred in connection with rendering services hereunder in accordance with Employer's customary policies.

        (d) Fringe Benefits. Executive shall be eligible to participate in and to receive benefits under any pension plan, profit-sharing plan, savings plan, stock option/savings plan, ESOP, life insurance, health and accident plan or arrangement made available by Employer or by Employer's parent corporation(s) to its or their senior executives and key management employees generally, subject to and on a basis consistent with the terms, conditions and overall administration of each such plan or arrangement; provided, however, that with respect to any plan or arrangement under which participation is at the discretion of a committee or other body administering such plan or arrangement, nothing contained herein shall entitle Executive to participate in such plan or arrangement to be paid for by the Employer. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of compensation to Executive hereunder, and nothing paid to Executive hereunder shall be deemed to be in lieu of any payment to which Executive may be entitled under any such plan or arrangement.

        (e) Vacation. Executive shall be entitled to four (4) weeks of paid vacation days in each calendar year during the Term of Employment. In the event that Executive is employed hereunder during a calendar year for less than all of that year, he shall be entitled in that year to a number of paid vacation days which shall be prorated in accordance with the number of days on which he is so employed in that year. Executive shall also be entitled to all paid holidays given by Employer to its senior executive officers during the Term of Employment.

        (f) Stock Awards. Executive shall be entitled to be granted stock option awards in accordance with Schedule A annexed hereto.

     4. COVENANT NOT TO COMPETE; INTELLECTUAL PROPERTY; CONFIDENTIALITY.

        (a) Covenant Not to Compete. Executive acknowledges that in consideration of the Employer entering into this Agreement and in consideration of Questron Technology Corporation or its designee acquiring all of the issued and outstanding stock of the Employer, Executive is simultaneously executing and delivering to Employer the attached letter (the "Restrictive Letter") containing certain covenants relating to his conduct during and after the Term of Employment. Notwithstanding the provisions of the Restrictive Letter, during the Term of Employment Executive will not manage, operate, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner with, any business of the type and character engaged in and competitive with that to be conducted by Employer. The decision of Employer's Board of Directors as to what constitutes a competing business shall be final and binding upon Executive. For these purposes, Executive's ownership of 1% or less of any class of securities of a public company shall not be considered to be competition with Employer.

        (b) Intellectual Property. Executive agrees that all ideas, sketches, designs, prototypes, samples, patterns, and related work product developed by him during the Term of Employment which relate directly or indirectly to the business of Employer or any of its subsidiaries or affiliates, will be the property of Employer and that he will, at Employer's request and cost, do whatever is reasonably necessary to secure the rights thereto to Employer.

        (c) Confidentiality. Except as required pursuant to a court order or applicable law, Executive agrees that he will not divulge to anyone (other than Employer or any persons employed or designated by Employer) any knowledge or information of any type whatsoever of a confidential nature relating to the business of Employer or any of its subsidiaries or affiliates, including, without limitation, all types of trade secrets. Executive further agrees not to disclose, publish or make use of any such knowledge or information of a confidential nature without the prior written consent of Employer.

     5. BREACH BY EXECUTIVE. Both parties hereto recognize that the services to be rendered under this Agreement by Executive are special, unique and extraordinary in character, and that in the event of the breach by Executive of the terms and conditions of this Agreement or the Restrictive Letter to be performed by him, then Employer shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement or of the Restrictive Letter, or to enforce the specific performance thereof by Executive, or to enjoin Executive from performing services for another person, firm or corporation in violation of this Agreement or the Restrictive Letter. If any of the restrictive covenants set forth in this Agreement or in the Restrictive Letter are held to be unenforceable because of the duration or scope of any such covenant, the parties hereto agree that the duration or scope of such provision shall be reduced to the maximum scope permitted by law, and, in its reduced form, shall be enforceable.

     6. INDEMNIFICATION. The Employer agrees to indemnify the Executive for any and all liabilities to which he may be subject as a result of his employment hereunder (and as a result of his services as an officer or director of the Employer, or as an officer or director of any of its subsidiaries or affiliates), as well as the costs of any legal action brought or threatened against him as a result of such employment, to the fullest extent permitted by law.

     7. TERMINATION.

        (a) General. The employment of Executive hereunder shall terminate as provided in Paragraph 2 hereof and may be sooner terminated in accordance with the provisions of this Paragraph 7.

        (b) Death or Disability of Executive. The employment of Executive hereunder shall terminate upon (i) the death of Executive; and (ii) at the option of Employer, upon not less than thirty (30) days' prior written notice to Executive or his legal representative, in the event that Executive becomes disabled. Executive shall be deemed to be disabled if by reason of physical or mental incapacity or disability, he is unable to render the services to be rendered by him pursuant to this Agreement for a continuous period of ninety
(90) successive days or for shorter periods aggregating one hundred twenty
(120) days or more during any twelve (12) successive months (the advice of a reputable physician mutually acceptable to Employer and Executive as to the existence of any such incapacity or disability to be final and binding upon the parties).

        (c) Termination for Cause. In the event of any malfeasance, willful misconduct, active fraud or gross negligence by the Executive in connection with his employment hereunder, the Employer shall have the right to terminate the Term of Employment by giving the Executive notice in writing of the reason for such proposed termination. If the Executive shall not have corrected such conduct to the satisfaction of the Employer within thirty days after such notice, the Term of Employment shall terminate and the Employer shall have no further obligation to the Executive hereunder other than as provided by subparagraph (d) of this

Paragraph 7 but the restrictions on the Executive's activities contained in Paragraph 4 and the obligations of the Executive contained in the Restrictive Letter shall continue in effect as provided therein.

        (d) Effect of Termination on Salary and Benefits. In the event of termination for cause as set forth in this Paragraph 7, whether before or after termination of employment, Executive's entitlement to salary and benefits shall cease as of the effective date of termination and Executive shall be entitled to all salary and benefits (excluding any unpaid bonuses for this purpose) accrued but unpaid as of the date of termination.

     8. ASSIGNMENT. This Agreement is a personal contract, and except as specifically set forth herein, the rights and interests of Employer and Executive herein may not be sold, transferred, assigned, pledged or hypothecated. The rights and obligations of Employer hereunder shall be binding upon and run in favor of the successors of Employer.

     9. PLACE OF EMPLOYMENT. The Executive shall not be required to render services in any location which would require him to change his residence; provided, however, Executive agrees to incur reasonable travel in connection with his services hereunder.

     10. GOVERNING LAW; CAPTIONS. This Agreement and the Restrictive Letter contain the entire agreement between the parties hereto, supersedes any prior agreement relating to the employment of the Executive and shall be governed by the laws of the State of California. It may not be changed orally, but only by agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought. Section headings are for convenience of reference only and shall not be considered a part of this Agreement.

     11. NOTICES. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed to be duly given if personally delivered, or, if mailed (by certified or registered mail, return receipt requested) or if delivered by a nationally recognized-overnight mail or courier service, to the party at its address set forth below:

                           If to Executive:

                                    Terry Bastian
                                    California Fasteners, Inc.
                                    5310 E. Hunter Avenue
                                    Anaheim, CA 92817

                           If to Employer:

                                    California Fasteners, Inc.
                                    5310 E. Hunter Ave.
                                    Anaheim, CA  92817
                                    Attn: Chief Executive Officer

                                    with a copy to:

                                    Questron Technology, Inc.
                                    6400 Congress Avenue
                                    Suite 200A
                                    Boca Raton, FL 33487
                                    Attn.: Chief Executive Officer


     12. RIGHT TO WITHHOLD/REPORT. Employer shall have the right to withhold from Executive's salary and other compensation hereunder and to report to appropriate federal, state and local taxing authorities all amounts required to be withheld or reported, including such amounts in respect of any compensation deemed paid to Executive under federal, state and local tax laws.

     IN WITNESS WHEREOF, Employer has by its duly authorized officer signed this Agreement and Executive has signed this Agreement, as of the day and year first above written.

EXECUTIVE                         CALIFORNIA FASTENERS, INC.



/s/ Terry Bastian                 By:/s/ Douglas D. Zadow
---------------------                -------------------------
Terry Bastian                           Douglas D. Zadow

                             RESTRICTIVE COVENANT



                                                           September 22, 1997

California Fasteners, Inc.
5310 E. Hunter Avenue
Anaheim, CA  92817

Gentlemen:

     This will confirm my agreement with California Fasteners, Inc. (the "Company", which term, for purposes of this letter, shall include all of the Company's successor, subsidiary and affiliated companies).

     1. In consideration of my employment and the acquisition of all of the issued and outstanding stock of the Company by Questron Technology, Inc., I agree that for the longer of five years from the date hereof or five years from the termination of my employment by the Company, I will not, directly or indirectly:

        (a) Persuade or attempt to persuade any customer of the Company to cease doing business with the Company, or to reduce the amount of business it does with the Company.

        (b) Persuade or attempt to persuade any potential customer to which the Company has made a sales presentation, not to purchase the Company's products.

        (c) Solicit for myself or any person other than the Company the business of any company which is a customer of the Company, or was its customer within two years prior to the termination of my employment.

        (d) Persuade or attempt to persuade any employee of the Company, or any individual who was its employee during the two years prior to my termination of employment, to leave the Company's employ, or to become employed by any person other than the Company.

        (e) Manage, operate, control or be connected in any manner with any business of the type and character engaged in and competitive with that conducted by the Company.

     2. I also agree that during my employment by the Company, or at any time thereafter, I will not disclose or use any confidential or secret information relating to the Company or any of its products, designs, processes or operations.

     3. If I violate any of the terms outlined above, I agree that the Company, in addition to any other rights it may have, shall be entitled to injunctive relief.

     4. Notwithstanding the foregoing, in the event that Questron defaults on its obligation to pay the 1997 Deferred Purchase Price or the 1998 Deferred Purchase Price (collectively, the "Deferred Purchase Price"), under that Stock Purchase Agreement dated August 29, 1997 (the "Agreement") the restrictions contained in this letter shall terminate; provided, however, that any dispute as to the calculation of the Deferred Purchase Price shall be resolved in accordance with the terms of Agreement, and neither such dispute nor the resolution thereof shall constitute a default. Very truly yours,


                                                  /s/ Terry Bastian
                                                  Terry Bastian

                                  SCHEDULE A
                                      TO
                               BASTIAN AGREEMENT

        Executive shall be entitled to be awarded as incentive compensation options to purchase shares of Questron Technology, Inc. ("Questron") in accordance with the following provisions. Defined terms shall have the meanings assigned to them below:

                  options to purchase 25,000 shares of Questron Common Stock in respect of the initial fiscal year up to and including fiscal year 2001 where the Pre-Tax Earnings of Questron shall equal or exceed the following targets:
                           Questron                           Stock
                           Pre-Tax Income                     Options

                           $4,500,000                         25,000
                  Any awards made hereunder shall be made within 90 days after the end of the fiscal year in respect of which the target has been met with an exercise price equal to the "market price" for Questron Common Stock at the date of grant. Executive's entitlement to any awards hereunder shall cease in the event Executive ceases for any reason to be an employee of Questron or any of its subsidiaries. In no event shall the total number of options awarded hereunder exceed 25,000. Said options will: (i) be immediately exercisable upon the granting of same; (ii) be issued pursuant to a stock option agreement, and (iii) subject to the terms of the stock option agreement be exercisable for a period of ten years.
                  For the purposes hereof:
                  "Market price" shall mean the average closing price listed in the Wall Street Journal for Questron's Common Stock for the five trading days ending on the third trading day immediately prior to the date of grant.

     "Pre-Tax Income" for any fiscal year shall mean the earnings before taxes of Questron calculated in accordance with generally accepted accounting principles consistently applied from year to year and determined by Questron's independent accountants, which determination shall be final and binding on the parties.